Exhibit 4.6

OSISKO MINING CORPORATION

Consolidated Financial Statements

For the years

ended

December 31, 2013 and 2012

March 18, 2014

Independent Auditor’s Report

To the Shareholders of

Osisko Mining Corporation

We have audited the accompanying consolidated financial statements of Osisko Mining Corporation, which comprise the consolidated balance sheets as at December 31, 2013 and 2012 and the consolidated statements of income (loss), comprehensive income (loss), cash flows and changes in equity for the years then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.

1250 René-Lévesque Boulevard West, Suite 2800, Montréal, Quebec, Canada H3B 2G4

T: +1 514 205 5000, F: +1 514 876 1502

“PwC” refers to PricewaterhouseCoopers LLP / s.r.l. / s.e.n.c.r.l., an Ontario limited liability partnership.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Osisko Mining Corporation as at December 31, 2013 and 2012 and their financial performance and their cash flows for the years then ended in accordance with International Financial Reporting Standards.

/s/ PricewaterhouseCoopers LLP(1)

(1) CPA auditor, CA, public accountancy permit No. A122718

Osisko Mining Corporation

Consolidated Balance Sheets

As at December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars)

		December 31,	December 31,
	Notes	2013	2012
			(adjusted - note 4)
		$	$
Assets
Current assets
Cash and cash equivalents	27	161,405	93,229
Short-term investments	9	—	19,357
Restricted cash	10	560	4,563
Accounts receivable	11	24,552	32,266
Note receivable	12	—	30,000
Inventories	14	79,247	70,481
Prepaid expenses and other assets	13	24,260	21,274
		290,024	271,170
Non-current assets
Restricted cash	10	48,490	38,362
Investments in associates	15	3,557	8,933
Other investments	16	8,998	16,894
Property, plant and equipment	17	1,870,932	2,352,546
		2,222,001	2,687,905
Liabilities
Current liabilities
Accounts payable and accrued liabilities	18	78,967	100,931
Current portion of long-term debt	19	71,794	76,883
Provisions and other liabilities	20	6,913	1,405
		157,674	179,219
Non-current liabilities
Long-term debt	19	245,157	260,529
Provisions and other liabilities	20	18,499	18,618
Deferred income and mining taxes	23	69,603	67,521
		490,933	525,887
Equity attributable to Osisko Mining Corporation shareholders
Share capital	21	2,060,810	2,048,843
Warrants	21	20,575	19,311
Contributed surplus		75,626	65,868
Equity component of convertible debentures	19	8,005	8,005
Accumulated other comprehensive income (loss)		16	(1,148)
Retained earnings (deficit)		(433,964)	21,139
		1,731,068	2,162,018
		2,222,001	2,687,905

APPROVED ON BEHALF OF THE BOARD

(signed) William A. MacKinnon, Director	(signed) Sean Rsoosen, Director

The notes are an integral part of the consolidated financial statements.

Osisko Mining Corporation

Consolidated Statements of Income (Loss)

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

	Notes	2013	2012
			(adjusted - note 4)
		$	$
Revenues		675,648	665,375
Mine operating costs
Production costs	24	(359,182)	(332,417)
Royalties	24	(8,832)	(8,924)
Depreciation	24	(117,358)	(64,920)
Earnings from mine operations		190,276	259,114
General and administrative expenses	24	(32,371)	(29,361)
Exploration and evaluation expenses	24	(12,966)	(10,833)
Write-off of property, plant and equipment	17	(17,950)	(617)
Impairment of property, plant and equipment	7	(530,878)	—
Earnings (loss) from operations		(403,889)	218,303
Interest income		1,789	1,547
Finance costs		(31,219)	(30,831)
Foreign exchange gain (loss)		(6,317)	1,923
Share of loss of associates		(1,149)	(713)
Other losses	24	(12,236)	(20,046)
Earnings (loss) before income and mining taxes		(453,021)	170,183
Income and mining tax expense	23	(2,082)	(79,395)
Net earnings (loss)		(455,103)	90,788
Net earnings (loss) per share	26
Basic		(1.04)	0.23
Diluted		(1.04)	0.23

Net earnings (loss) are solely attributable to Osisko Mining Corporation shareholders.

The notes are an integral part of the consolidated financial statements.

Osisko Mining Corporation

Consolidated Statements of Comprehensive Income (Loss)

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars)

	2013	2012
		(adjusted - note 4)
	$	$
Net earnings (loss)	(455,103)	90,788
Other comprehensive income:
Changes in fair value of available-for-sale financial assets
Unrealized loss	(4,832)	(8,661)
Impairment on available-for-sale financial assets
Reclassification to the statement of income (loss)	6,418	12,434
Disposal of available-for-sale financial assets
Reclassification to the statement of income (loss) of the realized loss (gain)	(422)	4,476
Other comprehensive income	1,164	8,249
Comprehensive income (loss)	(453,939)	99,037

Other comprehensive income is composed solely of items that may be reclassified subsequently to net earnings or loss. Comprehensive income (loss) is solely attributable to Osisko Mining Corporation shareholders.

The notes are an integral part of the consolidated financial statements.

Osisko Mining Corporation

Consolidated Statements of Cash Flows

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars)

	Notes	2013	2012
			(adjusted - note 4)
		$	$
Operating activities
Net earnings (loss)		(455,103)	90,788
Adjustments for :
Interest income		(1,789)	(1,547)
Share-based compensation		8,015	9,629
Depreciation		118,321	65,554
Write-off of property, plant and equipment		17,950	617
Impairment of property, plant and equipment	7	530,878	—
Finance costs		31,219	30,831
Unrealized foreign exchange loss (gain)		6,196	(2,363)
Impairment on investments		10,645	12,434
Provisions and other liabilities		5,498	2,341
Income and mining tax expense		2,082	79,395
Other non-cash items	27	2,476	7,424
		276,388	295,103
Change in non-cash working capital items	27	(14,822)	(23,597)
Net cash flows provided by operating activities		261,566	271,506
Investing Activities
Net decrease in short-term investments		19,357	—
Net decrease (increase) in restricted cash		(6,125)	448
Proceeds from note receivable		30,000	—
Acquisition of investments		(19)	(53,279)
Proceeds on disposal of investments		1,045	1,838
Property, plant and equipment included in accounts payable at the date of acquisition of Queenston		(6,574)	—
Property, plant and equipment, net of government credits		(182,510)	(253,564)
Proceeds on disposal of property, plant and equipment		1,035	324
Cash received from the acquisition of assets	8	—	40,513
Interest received		2,420	1,393
Net cash flows used in investing activities		(141,371)	(262,327)
Financing activities
Long-term debt		—	14,651
Long-term debt transaction costs		(3,709)	(262)
Long-term debt repayments		(11,715)	(5,000)
Finance lease payments		(27,448)	(22,790)
Issuance of common shares, net of expenses		12,823	19,095
Interest paid		(21,970)	(22,314)
Net cash flows used in financing activities		(52,019)	(16,620)
Increase (decrease) in cash and cash equivalents		68,176	(7,441)
Cash and cash equivalents - beginning of year		93,229	100,670
Cash and cash equivalents - end of year	27	161,405	93,229

The notes are an integral part of the consolidated financial statements.

Osisko Mining Corporation

Consolidated Statements of Changes in Equity

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars)

			Equity attributed to Osisko Mining Corporation shareholders
		Number of				Equity	Accumulated
		common				component of	other	Retained
		shares	Share		Contributed	convertible	comprehensive	earnings	Total
	Notes	outstanding	capital	Warrants	surplus	debentures	income (loss)(i)	(deficit)	equity
			$	$	$	$	$	$	$
Balance - January 1, 2013 (adjusted)	4	436,394,662	2,048,843	19,311	65,868	8,005	(1,148)	21,139	2,162,018
Net loss for the year		—	—	—	—	—	—	(455,103)	(455,103)
Other comprehensive income, net of taxes		—	—	—	—	—	1,164	—	1,164
Comprehensive income (loss) for the year		—	—	—	—	—	1,164	(455,103)	(453,939)
Issue of flow-through shares	21	1,416,400	5,736	—	—	—	—	—	5,736
Share options:
Share-based compensation		—	—	—	9,570	—	—	—	9,570
Fair value of options exercised		—	862	—	(862)	—	—	—	—
Proceeds from exercise of options		668,634	1,725	—	—	—	—	—	1,725
Employee share purchase plan		739,003	3,692	—	—	—	—	—	3,692
Property payments		6,000	35	—	—	—	—	—	35
Warrants - modifications to the terms	21	—	—	2,314	—	—	—	—	2,314
Warrants - expired		—	—	(1,050)	1,050	—	—	—	—
Share issue costs		—	(83)	—	—	—	—	—	(83)
Balance - December 31, 2013		439,224,699	2,060,810	20,575	75,626	8,005	16	(433,964)	1,731,068
Balance - January 1, 2012		385,486,473	1,656,034	13,166	55,909	8,005	(9,397)	(69,649)	1,654,068
Net earnings for the year		—	—	—	—	—	—	90,788	90,788
Other comprehensive income, net of taxes		—	—	—	—	—	8,249	—	8,249
Comprehensive income for the year		—	—	—	—	—	8,249	90,788	99,037
Acquisition of Queenston Mining Inc.	8	46,638,799	363,783	1,050	6,785	—	—	—	371,618
Share options:
Share-based compensation		—	—	—	11,509	—	—	—	11,509
Fair value of options exercised		—	8,335	—	(8,335)	—	—	—	—
Proceeds from exercise of options		3,862,067	17,145	—	—	—	—	—	17,145
Employee share purchase plan		374,573	3,381	—	—	—	—	—	3,381
Property payments		32,750	335	—	—	—	—	—	335
Warrants - modifications to the terms	21	—	—	5,095	—	—	—	—	5,095
Share issue costs		—	(170)	—	—	—	—	—	(170)
Balance - December 31, 2012 (adjusted)	4	436,394,662	2,048,843	19,311	65,868	8,005	(1,148)	21,139	2,162,018

(i) Accumulated other comprehensive income (loss) relates solely to available-for-sale investments.

The notes are an integral part of the consolidated financial statements.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

1.             Nature of activities

Osisko Mining Corporation and its subsidiaries (together “Osisko” or the “Company”) are engaged in the business of acquiring, exploring, developing and operating gold properties, with interests substantially in Canada. Osisko is a public company traded on the TSX and on the Deutsche Börse and is incorporated and domiciled in Canada. The address of its registered office is 1100, avenue des Canadiens-de-Montréal, Suite 300, Montréal, Québec.

The Company operates the Canadian Malartic mine in the Abitibi Gold Belt, immediately south of the Town of Malartic in the Province of Québec, and conducts advance exploration activities in Canada and in other regions in the Americas.

2.             Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The accounting policies, methods of computation and presentation applied in these consolidated financial statements are consistent with those of the previous financial year. The Board of Directors has approved the audited consolidated financial statements on March 18, 2014.

3.             Significant Accounting Policies

The significant accounting policies applied in the preparation of these consolidated financial statements are described below.

(a)            Basis of measurement

The consolidated financial statements are prepared under the historical cost convention, except for the revaluation of certain financial assets at fair value.

(b)            Consolidation

The Company’s financial statements consolidate the accounts of Osisko Mining Corporation and its subsidiaries. All intercompany transactions, balances and unrealized gains or losses from intercompany transactions are eliminated on consolidation.

Subsidiaries are all entities over which the Company has control. The Company controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to Osisko and are de-consolidated from the date that control ceases. Accounting policies of subsidiaries are consistent with the policies adopted by Osisko.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3.             Significant accounting policies (continued)

(c)             Foreign currency translation

(i)             Functional and presentation currency

Items included in the financial statements of each consolidated entity and associate of the Company are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Canadian dollars, which is Osisko Mining Corporation’s functional currency.

(ii)         Transactions and balances

Foreign currency transactions, including revenues and expenses, are translated into the functional currency at the rate of exchange prevailing on the date of each transaction or valuation when items are re-measured. Monetary assets and liabilities denominated in currencies other than the operation’s functional currencies are translated into the functional currency at exchange rates in effect at the balance sheet date. Foreign exchange gains and losses resulting from the settlement of those transactions and from period-end translations are recognized in the consolidated statement of income.

Foreign exchange gains and losses are presented in the consolidated statement of income within foreign exchange gain or loss.

Non-monetary assets and liabilities are translated at historical rates, unless such assets and liabilities are carried at market value, in which case, they are translated at the exchange rate in effect at the date of the balance sheet. Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss. Translation differences on non-monetary financial assets, such as equities classified as available-for-sale, are included in other comprehensive income.

(d)            Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset and the net amount is reported in the balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

All financial instruments are required to be measured at fair value on initial recognition. The fair value is based on quoted market prices, unless the financial instruments are not traded in an active market. In this case, the fair value is determined by using valuation techniques like the Black-Scholes option pricing model or other valuation techniques.

Measurement in subsequent periods depends on the classification of the financial instrument. At initial recognition, the Company classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

(i)          Financial assets at fair value through profit or loss

A financial asset is classified in this category if acquired principally for the purpose of selling or repurchasing in the short-term. Derivatives are also included in this category unless they are designated as hedges.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3.             Significant accounting policies (continued)

(d)                Financial instruments (continued)

(ii)           Financial assets at fair value through profit or loss (continued)

Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the consolidated statement of income. Gains and losses arising from changes in fair value are presented in the consolidated statement of income within other gains (losses) in the period in which they arise. Financial assets at fair value through profit or loss are classified as current except for the portion expected to be realized or paid beyond twelve months of the balance sheet date, which is classified as non-current.

(iii)       Held-to-maturity financial assets

Held-to-maturity financial assets are non-derivative financial assets with fixed or determinable payments and fixed maturities that the Company’s management has the positive intention and ability to hold to maturity other than: i) those that the Company upon initial recognition designates as at fair value through profit or loss; ii) those that the Company designates as available-for-sale; and iii) those that meet the definition of loans and receivables. If the Company were to sell other than an insignificant amount of held-to-maturity financial assets, the whole category would be tainted and reclassified as available-for-sale. Held-to-maturity financial assets are included in non-current assets, except for those with maturities less than twelve months from the end of the reporting period, which are classified as current assets.

Held-to-maturity financial assets are stated at amortized cost, using the effective interest method. Gains and losses are recognized in the consolidated statement of income when the financial assets are derecognized or impaired, as well as through the amortization process.

(iv)          Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.

Loans and receivables are recognized initially at the amount expected to be received, less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment. Loans and receivables are included in current assets, except for instruments with maturities greater than twelve months after the end of the reporting period, which are classified as non-current assets.

(v)              Available-for-sale financial assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories.

Available-for-sale financial assets are recognized initially at fair value plus transaction costs and are subsequently carried at fair value. Gains or losses arising from changes in fair value are recognized in other comprehensive income. Interest on available-for-sale investments, calculated using the effective interest method, is recognized in the consolidated statement of income as part of interest income. When an available-for-sale investment is sold or impaired, the accumulated gains or losses are moved from accumulated other comprehensive income to the consolidated statement of income and are included in other gains or losses.

Available-for-sale financial assets are classified as non-current, unless the investment matures within twelve months, or management expects to dispose of them within twelve months.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3.             Significant accounting policies (continued)

(d)          Financial instruments (continued)

(vi)          Financial liabilities at amortized cost

Financial liabilities at amortized cost include accounts payable and accrued liabilities and long-term debt. Accounts payable and liabilities are initially recognized at the amount required to be paid, less, when material, a discount to reduce the payables to fair value. Subsequently, accounts payable and accrued liabilities are measured at amortized cost using the effective interest method. Long-term debt is recognized initially at fair value, net of any transaction costs incurred, and subsequently at amortized cost using the effective interest rate method.

Financial liabilities are classified as current liabilities if payment is due within twelve months. Otherwise, they are presented as non-current liabilities.

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fees are deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fees are capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.

The Company has classified its financial instruments as follows:

Category	Financial instrument

Financial assets at fair value through profit and loss	Investments in warrants

Loans and receivables	Bank balances and cash on hand
Guaranteed investment certificates
Deposits in escrow
Advances to suppliers and other receivables
Notes receivable

Held to maturity	Short-term debt securities
Bonds deposited as a guarantee for mine rehabilitation costs

Available-for-sale financial assets	Investments in shares and equity instruments, other than in warrants

Financial liabilities at amortized cost	Accounts payable and accrued liabilities
Long-term debt

(e)           Impairment of financial assets

At each reporting date, the Company assesses whether there is objective evidence that a financial asset is impaired. A financial asset is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after initial recognition (a “loss event”) and that loss event has an impact on the estimated cash flows of the financial assets that can be reliably estimated. If such evidence exists, the Company recognizes an impairment loss, as follows:

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3.        Significant accounting policies (continued)

(e)           Impairment of financial assets (continued)

(i)               Financial assets carried at amortized cost

The impairment loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized.

Impairment losses as well as reversals are recognized in the consolidated statement of income.

(ii)           Available-for-sale financial assets

The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the consolidated statement of income. This amount represents the cumulative loss in accumulated other comprehensive income that is reclassified to the consolidated statement of income. Impairment losses on available-for-sale financial assets may not be reversed.

(f)              Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held with banks and other highly liquid short-term investments with original maturities of three months or less or that can be redeemed at any time without penalties.

(g)          Refundable tax credits for mining exploration expenses

The Company is entitled to a refundable tax credit on qualified mining exploration expenses incurred in the province of Québec. The credit is accounted for against the exploration expenses incurred.

(h)          Inventories

Material extracted from mines is classified as either ore or waste. Ore represents material that, at the time of extraction, is expected to be processed into a saleable form and sold at a profit. Raw materials are comprised of ore in stockpiles. Ore is accumulated in stockpiles that are subsequently processed into gold in a saleable form. Work in process represents gold in the processing circuit that has not completed the production process, and is not yet in a saleable form. Finished goods inventory represents gold in saleable form that has not yet been sold. Mine operating supplies represent commodity consumables and other raw materials used in the production process, as well as spare parts and other maintenance supplies that are not classified as capital items.

Inventories are valued at the lower of cost and net realizable value. Cost is determined on a weighted average basis and includes all costs incurred, based on a normal production capacity, in bringing each product to its present location and condition. Cost of inventories includes direct labor, materials and contractor expenses, including non-capitalized stripping costs; depreciation on property, plant and equipment including capitalized stripping costs; and an allocation of mine site overhead costs. As ore is sent to the mill for processing, costs are reclassified out of inventory based on the average cost per tonne of the stockpile.

The Company records provisions to reduce inventory to net realizable value to reflect changes in economic factors that impact inventory value and to reflect present intentions for the use of slow moving and obsolete supplies inventory. Net realizable value is determined with reference to relevant market prices less applicable variable selling expenses. Provisions recorded also reflect an estimate of the remaining costs of completion to bring the inventory into its saleable form. Provisions are also recorded to reduce mine operating supplies to net realizable value, which is generally calculated by reference to its salvage or scrap value, when it is determined that the supplies are obsolete. Provisions are reversed to reflect subsequent recoveries in net realizable value where the inventory is still on hand.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3.              Significant accounting policies (continued)

(i)             Investments in associates

Associates are entities over which the Company has significant influence, but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. The financial results of the Company’s investments in its associates are included in the Company’s results according to the equity method. Under the equity method, the investment is initially recognized at cost, and the carrying amount is increased or decreased to recognize the Company’s share of profits or losses of associates after the date of acquisition. The Company’s share of profits or losses is recognized in the consolidated statement of income and its share of other comprehensive income or loss of associates is included in other comprehensive income.

Unrealized gains on transactions between the Company and an associate are eliminated to the extent of the Company’s interest in the associate. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Dilution gains and losses arising from changes in interests in investments in associates are recognized in the consolidated statement of income.

The Company assesses at each period-end whether there is any objective evidence that its investments in associates are impaired. If impaired, the carrying value of the Company’s share of the underlying assets of associates is written down to its estimated recoverable amount (being the higher of fair value less costs of disposal and value in use) and charged to the consolidated statement of income.

(j)             Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of an asset. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefit associated with the item will flow to the Company and the cost can be measured reliably. The carrying amount of a replaced asset is derecognized when replaced.

Repairs and maintenance costs are charged to the consolidated statement of income during the period in which they are incurred.

Depreciation is calculated to amortize the cost of the property, plant and equipment less their residual values over their estimated useful lives using the straight-line method and following periods by major categories:

Producing assets	Unit of production
Leasehold improvements	Lease term
Furniture and office equipment	3-5 years
Exploration equipment and facilities	3-20 years
Mining fleet	7-13 years

Depreciation of property, plant and equipment, if related to exploration, is expensed or capitalized to exploration and evaluation expenditures according to the capitalization policy of exploration and evaluation expenditures. Depreciation of property, plant and equipment, if related to mine development expenditures, is capitalized in mine development costs. These amounts will be recognized in the consolidated statement of income through depreciation of property, plant and equipment when they are put into production. For those which are not related to exploration and development activities, depreciation expense is recognized directly in the consolidated statement of income.

The Company allocates the amount initially recognized in respect of an item of property, plant and equipment to its significant parts (major components) and depreciates separately each such part. Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

Gains and losses on disposals of property, plant and equipment are determined by comparing the proceeds with the carrying amount of the asset and are included as part of other gains (losses) in the consolidated statement of income.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3.           Significant accounting policies (continued)

(j)             Property, plant and equipment (continued)

Stripping costs

In open pit mining operations, it is necessary to remove overburden and other waste materials to access ore from which minerals can be extracted economically. The process of mining overburden and waste materials is referred to as stripping. Stripping costs incurred in order to provide initial access to the ore body (referred to as pre-production stripping) are capitalized as mine development costs.

It may be also required to remove waste materials and to incur stripping costs during the production phase of the mine. The Company recognizes a stripping activity asset if all of the below conditions are met:

(i)          It is probable that the future economic benefit (improved access to the component of the ore body) associated with the stripping activity will flow to the Company.

(ii)      The Company can identify the component of the ore body for which access has been improved.

(iii)  The costs relating to the stripping activity associated with that component can be measured reliably.

The Company measures the stripping activity at cost based on an accumulation of costs incurred to perform the stripping activity that improves access to the identified component of ore, plus an allocation of directly attributable mine site overhead costs.

After initial recognition, the stripping activity asset is carried at cost less depreciation and impairment losses in the same way as the existing asset of which it is a part.

The stripping activity asset is depreciated over the expected useful life of the identified components of the ore body that becomes more accessible as a result of the stripping activity using the units of production method.

Exploration and evaluation expenditures

Expenditures incurred on activities that precede exploration for and evaluation of mineral resources, being all expenditures incurred prior to securing the legal rights to explore an area, are expensed immediately.

Exploration expenditures includes rights in mining properties, paid or acquired through a business combination or an acquisition of assets, and costs related to the initial search for mineral deposits with economic potential or to obtain more information about existing mineral deposits.

Mining rights are recorded at acquisition cost or at fair value in the case of a devaluation caused by an impairment of value. Mining rights and options to acquire undivided interests in mining rights are depreciated only as these properties are put into production. These costs are written off when properties are abandoned or when cost recovery or access to resources is uncertain. Proceeds from the sale of mineral properties are applied in reduction of related carrying costs and any excess or shortfall is recorded as a gain or loss in the consolidated statement of income. In the case of partial sale, if the carrying costs exceed the proceeds, only the losses are recorded.

Exploration expenditures also typically include costs associated with prospecting, sampling, trenching, drilling and other work involved in searching for ore like topographical, geological, geochemical and geophysical studies. Generally, expenditures relating to exploration activities are expensed as incurred. Capitalization of exploration expenditures commence when it is more likely than not (i.e. probable) that future economic benefits will be realized. The assessment of probability is based on factors such as the level of exploration and the degree of management’s confidence in the ore body.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3.                Significant accounting policies (continued)

(j)             Property, plant and equipment (continued)

Exploration and evaluation expenditures (continued)

Exploration and evaluation expenditures reflect costs related to establishing the technical and commercial viability of extracting a mineral resource identified through exploration or acquired through a business combination or asset acquisition. Exploration and evaluation expenditures include the cost of:

•                 establishing the volume and grade of deposits through drilling of core samples, trenching and sampling activities in an ore body that is classified as either a mineral resource or a proven and probable reserve;

•                 determining the optimal methods of extraction and metallurgical and treatment processes;

•                 studies related to surveying, transportation and infrastructure requirements;

•                 permitting activities; and

•                 economic evaluations to determine whether development of the mineralized material is commercially justified, including scoping, prefeasibility and final feasibility studies.

Exploration and evaluation expenditures are capitalized if management determines that there is sufficient evidence to support probability of generating positive economic returns in the future. When a mine project moves into the development phase, exploration and evaluation expenditures are capitalized to mine development costs. If an exploration and evaluation activity does not prove viable, all irrecoverable costs with the project are written off. Exploration and evaluation expenditures include overhead expenses directly attributable to the related activities.

Cash flows attributable to capitalized exploration and evaluation costs are classified as investing activities in the consolidated statement of cash flows under the heading property, plant and equipment.

Mine development costs

The mine development phase generally begins after completion of a feasibility study and the decision by management to proceed with the commercial development of a project and ends upon the commencement of commercial production. Mine development expenditures include transferred exploration and evaluation expenses as well as costs incurred in accessing the ore body.

Once a project enters commercial production, mine development costs related to this project are depreciated on a unit-of-production basis.

Assets under construction

Assets under construction include borrowing costs and the estimated present value of related environmental restoration obligations at recognition. Ounce they are brought into working condition for their intended use, depreciation begins.

Borrowing costs

Borrowing costs attributable to the acquisition, construction or production of qualifying assets are added to the cost of those assets, until such time as the assets are substantially ready for their intended use. All other borrowing costs are recognized as finance costs in the consolidated statement of income in the period in which they are incurred.

Impairment

The carrying value of property, plant and equipment is reviewed regularly and whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (“cash-generating units” or “CGUs”). The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use (being the present value of the expected future cash flows of the relevant asset or CGU). An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3.               Significant accounting policies (continued)

(j)             Property, plant and equipment (continued)

Impairment (continued)

The Company evaluates impairment losses at each reporting date for potential reversals when events or circumstances warrant such consideration.

(k)           Convertible debentures

The liability and equity components of convertible debentures are presented separately on the consolidated balance sheet starting from initial recognition.

The liability component is recognized initially at the fair value, by discounting the stream of future payments of interest and principal at the prevailing market rate for a similar liability of comparable credit status and providing substantially the same cash flows that do not have an associated conversion option. Subsequent to initial recognition, the liability component is measured at amortized cost using the effective interest method; the liability component is increased by accretion of the discounted amounts to reach the nominal value of the debentures at maturity.

The carrying amount of the equity component is calculated by deducting the carrying amount of the financial liability from the amount of the debentures and is presented in shareholders’ equity as equity component of convertible debentures. The equity component is not re-measured subsequent to initial recognition except on conversion or expiry. A deferred tax liability is recognized with respect to any temporary difference that arises from the initial recognition of the equity component separately from the liability component. The deferred tax is charged directly to the carrying amount of the equity component. Subsequent changes in the deferred tax liability are recognized through the consolidated statement of income.

Transaction costs are distributed between liability and equity on a pro-rata basis of their carrying amounts.

(l)             Provisions

Provisions for environmental restoration, restructuring costs and legal claims, where applicable, are recognized when:

(i)               The Company has a present legal or constructive obligation as a result of past events.

(ii)           It is probable that an outflow of resources will be required to settle the obligation.

(iii)       The amount can be reliably estimated.

Provisions are measured at management’s best estimate of the expenditure required to settle the obligation at the end of the reporting period, and are discounted to present value where the effect is material. The increase in the provision due to passage of time is recognized as finance costs. Changes in assumptions or estimates are reflected in the period in which they occur.

Provision for environmental restoration represents the legal and constructive obligations associated with the eventual closure of the Company’s property, plant and equipment. These obligations consist of costs associated with reclamation and monitoring of activities and the removal of tangible assets. The discount rate used is based on a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation, excluding the risks for which future cash flow estimates have already been adjusted.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3.          Significant accounting policies (continued)

(m)        Current and deferred income tax

Current income and mining taxes

The tax expense for the period comprises current and deferred tax. Tax is recognized in the consolidated statement of income, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

Mining taxes represent Canadian provincial taxes levied on mining operations and are classified as income taxes since such taxes are based on a percentage of mining profits.

The current income and mining tax charge is the expected tax payable on the taxable income for the year, using the tax laws enacted or substantively enacted at the balance sheet date in the jurisdictions where the Company, its subsidiaries and its joint ventures operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities. Tax on income in interim periods is accrued using the tax rate that would be applicable to expected total annual earnings.

Deferred income and mining taxes

The Company uses the asset and liability method of accounting for income and mining taxes. Under this method, deferred income and mining tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income and mining tax assets and liabilities are measured using enacted or substantively enacted tax rates (and laws) that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Deferred income and mining tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income and mining tax assets and liabilities are presented as non-current and are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when deferred tax assets and liabilities relate to income or mining taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

(n)          Share capital and warrants

Common shares and warrants are classified as equity. Incremental costs directly attributable to the issuance of shares or warrants are recognized as a deduction from the proceeds in equity in the period where the transaction occurs.

(o)          Flow-through shares

The Company finances some exploration expenditures through the issuance of flow-through shares (“FTS”). The resource expenditure deductions for income tax purposes are renounced to investors in accordance with the appropriate income tax legislation. The difference, net of transaction costs, (“premium”) between the amount recognized in common shares and the amount the investors pay for the shares is recognized as a deferred gain, under provisions and other liabilities, which is reversed into earnings, under other gains or losses, when eligible expenditures have been made. The Company recognizes a deferred tax liability for flow-through shares and a deferred tax expense, at the moment the eligible expenditures are made.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3.               Significant accounting policies (continued)

(p)          Revenue recognition

Revenues include sales of refined gold and silver. Revenues from the sale of refined gold and silver are recognized when persuasive evidence exists that the significant risks and rewards of ownership have passed to the buyer, it is probable that economic benefits associated with the transaction will flow to the Company, the sale price can be measured reliably, the Company has no significant continuing involvement and the costs incurred or to be incurred in respect of the transaction can be measured reliably. These conditions are generally satisfied when the metal is delivered to the counterparty of the transaction.

(q)          Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the consolidated income statement on a straight-line basis over the period of the lease.

The Company leases certain equipment. Leases of equipment for which the Company has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased equipment and the present value of the minimum lease payments.

Each finance lease payment is allocated between the liability and finance charges. The corresponding rental obligations, net of finance charges, are included in long-term debt. The interest element of the finance cost is charged to the consolidated statement of income over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

(r)            Share-based compensation

Share option plan

The Company offers a share option plan for its directors, officers, employees and consultants. Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. Fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. Compensation expense is recognized over the tranche’s vesting period by increasing contributed surplus based on the number of awards expected to vest. The number of awards expected to vest is reviewed at least annually, with any impact being recognized immediately.

Any consideration paid on exercise of share options is credited to share capital. The contributed surplus resulting from share-based compensation is transferred to share capital when the options are exercised.

Deferred and restricted share units

Deferred share units (“DSU”) and restricted share units (“RSU”) may be granted to employees, directors and officers as part of their long-term compensation package entitling them to receive payout in cash based on the Company’s share price at the relevant time. A liability for DSU and RSU is measured at fair value on the grant date and is subsequently adjusted at each balance sheet date for changes in fair value according to the estimation made by management of the number of DSU and RSU that will eventually vest. The liability is recognized over the vesting period, with a corresponding charge to share-based compensation.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3.              Significant accounting policies (continued)

(s)            Earnings per share

The calculation of earnings per share (“EPS”) is based on the weighted average number of shares outstanding for each period. The basic EPS is calculated by dividing the profit or loss attributable to the equity owners of Osisko Mining Corporation by the weighted average number of common shares outstanding during the period.

The computation of diluted EPS assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on the income per share. The treasury stock method is used to determine the dilutive effect of the warrants, share options and the if-converted method is used for convertible debentures. When the Company reports a loss, the diluted net loss per common share is equal to the basic net loss per common share due to the anti-dilutive effect of the outstanding warrants, share options and convertible debentures.

4.              Changes in accounting policies

The Company has adopted the following new and revised standards, along with any consequential amendments, effective January 1, 2013. These changes were made in accordance with the applicable transitional provisions.

IAS 1, Presentation of Financial Statements, (“IAS 1”)

The Company has adopted the amendments to IAS 1 effective January 1, 2013. These amendments required the Company to group other comprehensive income items based on whether or not they may be reclassified to net earnings or loss in the future. The Company has reclassified comprehensive income items of the comparative period. These changes did not result in any adjustments to other comprehensive income or comprehensive income, as other comprehensive income items are composed solely of items that may be reclassified subsequently to net earnings or loss.

IFRS 10, Consolidated Financial Statements, (“IFRS 10”)

IFRS 10 replaces the guidance on control and consolidation in IAS 27, Consolidated and Separate Financial Statements and SIC-12, Consolidation — Special Purpose Entities. IFRS 10 requires consolidation of an investee only if the investor possesses power over the investee, has exposure to variable returns from its involvement with the investee and has the ability to use its power over the investee to affect its returns. Detailed guidance is provided on applying the definition of control. The accounting requirements for consolidation have remained largely consistent with IAS 27. The Company assessed its consolidation conclusions on January 1, 2013 and determined that the adoption of IFRS 10 did not result in any change in the consolidation status of any of its subsidiaries and investees.

IFRS 11, Joint Arrangements, (“IFRS 11”)

IFRS 11 supersedes IAS 31, Interests in Joint Ventures and requires joint arrangements to be classified either as joint operations or joint ventures depending on the contractual rights and obligations of each investor that jointly controls the arrangement. For joint operations, a company recognizes its share of assets, liabilities, revenues and expenses of the joint operation. An investment in a joint venture is accounted for using the equity method as set out in IAS 28, Investments in Associates and Joint Ventures. The adoption of IFRS 11 did not affect the Company.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

4.      Changes in accounting policies (continued)

IFRS 12, Disclosure of Interest in Other Entities, (“IFRS 12”)

IFRS 12 establishes disclosure requirements for interests in other entities, such as subsidiaries, joint arrangements, associates, and unconsolidated structured entities. The standard carries forward existing disclosures and also introduces significant additional disclosure that address the nature of, and risks associated with, an entity’s interests in other entities. The standard includes disclosure requirements for entities covered under IFRS 10 and IFRS 11. The adoption of IFRS 12 resulted in incremental disclosures in the consolidated financial statements.

IFRS 13, Fair Value Measurement, (“IFRS 13”)

IFRS 13 provides a single framework for measuring fair value. The measurement of the fair value of an asset or liability is based on assumptions that market participants would use when pricing the asset or liability under current market conditions, including assumptions about risk. The Company adopted IFRS 13 on January 1, 2013 on a prospective basis. The adoption of IFRS 13 did not require any adjustments to the valuation techniques used by the Company to measure fair value and did not result in any measurement adjustments as at January 1, 2013.

The Company’s finance department is responsible for performing the valuation of financial instruments at each reporting date, including Level 3 fair values. The Company’s policy is to recognize transfers into and out of fair value hierarchy levels as of the date of the event or change in circumstances that caused the transfer. The Company added additional disclosures on fair value in its consolidated financial statements.

IFRIC 20, Stripping Costs in the Production Phase of a Surface Mine, (“IFRIC 20”)

IFRIC 20 provides guidance on the accounting for the costs of stripping activities during the production phase of surface mining when two benefits accrue to the entity as a result of the stripping: useable ore that can be used to produce inventory and improved access to further quantities of material that will be mined in the future periods. The Company adopted IFRIC 20 effective January 1, 2013. Upon adoption of IFRIC 20, the Company assessed the stripping asset on the balance sheet as at January 1, 2012 and determined that there are identifiable components of the ore body with which this stripping asset can be associated, and therefore no balance sheet adjustment was recorded at that date. The adoption of IFRIC 20 has resulted in increased capitalization of waste stripping costs and a reduction in mine operating costs in 2012. If the Company had not adopted IFRIC 20, the net loss for the year ended December 31, 2013 would have increased, the net earnings for the year ended December 31, 2012 would have decreased and capitalized waste stripping costs for the current and comparative years would have decreased.

The impact of adopting IFRIC 20 in the prior year consolidated financial statements is presented below:

(a)         Adjustments to the consolidated balance sheet:

	As at December 31,	Impact of	As at December 31,
	2012	IFRIC 20	2012
	(previously stated)		(adjusted)
	$	$	$

Inventories	73,795	(3,314)	70,481
Property, plant and equipment	2,329,773	22,773	2,352,546
Deferred income and mining taxes	(60,426)	(7,095)	(67,521)
Increase in retained earnings		12,364

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

4.      Changes in accounting policies (continued)

IFRIC 20, Stripping Costs in the Production Phase of a Surface Mine, (“IFRIC 20”) (continued)

(b)        Adjustments to the consolidated statement of income:

	Year ended	Impact of	Year ended
	December 31, 2012	IFRIC 20	December 31, 2012
	(previously stated)		(adjusted)
	$	$	$
Mine operating costs
Production costs	(353,827)	21,410	(332,417)
Depreciation	(62,969)	(1,951)	(64,920)
Income and mining tax expense	(72,300)	(7,095)	(79,395)
Increase in net earnings		12,364
Increase in net earnings per share and diluted net earnings per share		0.03

(c)         Adjustments to the consolidated statement of cash flows:

	Year ended	Impact of	Year ended
	December 31, 2012	IFRIC 20	December 31, 2012
	(previously stated)		(adjusted)
	$	$	$

Net earnings	78,424	12,364	90,788
Adjusted for the following items:
Depreciation	63,603	1,951	65,554
Income and mining tax expense	72,300	7,095	79,395
Change in non-cash working capital item:
Increase in inventories	(24,780)	3,314	(21,466)
Net cash flows provided by operating activities		24,724
Property, plant and equipment	(228,840)	(24,724)	(253,564)
Net cash flows used in investing activities		(24,724)
Net change in cash and cash equivalents		—

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

5.      Accounting standards issued but not yet applied

The Company has not yet adopted certain standards, interpretations to existing standards and amendments which have been issued but have an effective date of later than January 1, 2013. Many of these updates are not relevant to the Company and are therefore not discussed herein.

IFRS 9, Financial Instruments (“IFRS 9”)

In November 2009 and October 2010, the International Accounting Standards Board (“IASB”) issued the first phase of IFRS 9, Financial Instruments. In November 2013, the IASB issued a new general hedge accounting standard, which forms part of IFRS 9. The new standard removes the January 1, 2015 effective date of IFRS 9. The new mandatory effective date will be determined once the classification and measurement and impairment phases of IFRS 9 are finalized.

This standard is part of a wider project to replace IAS 39, Financial Instruments: Recognition and Measurement (“IAS 39”). IFRS 9 replaces the current multiple classification and measurement models for financial assets and liabilities with a single model that has only two classification categories: amortized cost and fair value. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset or liability. It also introduces additional changes relating to financial liabilities and aligns hedge accounting more closely with risk management. The mandatory effective date is not yet determined; however, early adoption of the new standard is still permitted. The Company does not intend to early adopt IFRS 9 in its consolidated financial statements for the annual period beginning January 1, 2014. The extent of the impact of adoption of IFRS 9 has not yet been determined.

IFRIC 21, Levies (“IFRIC 21”)

In May 2013, the IASB issued International Financial Reporting Interpretations Committee (IFRIC) 21, Levies. IFRIC 21 is effective for annual periods beginning on or after January 1, 2014 and is to be applied retrospectively. IFRIC 21 provides guidance on accounting for levies in accordance with IAS 37, Provisions, Contingent Liabilities and Contingent Assets. The interpretation defines a levy as an outflow from an entity imposed by a government in accordance with legislation and confirms that an entity recognizes a liability for a levy only when the triggering event specified in the legislation occurs. The Company will adopt IFRIC 21 in its consolidated financial statements for the annual period beginning January 1, 2014. The extent of the impact of adoption of IFRIC 21 has not yet been determined.

6.      Critical accounting estimates and judgements

Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The determination of estimates requires the exercise of judgement based on various assumptions and other factors such as historical experience and current and expected economic conditions. Actual results could differ from those estimates.

(a)          Critical accounting estimates and assumptions

The preparation of financial statements in conformity with IFRS requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company also makes estimates and assumptions concerning the future.

The more significant areas requiring the use of management estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, relate to the impairment of assets; the ore reserves and estimates of recoverable gold that are the basis of future cash flow estimates for asset impairments/reversals and unit-of-production depreciation and depletion calculations; the estimated useful life of mining assets; the provision for environmental rehabilitation obligations and income and mining taxes.

The Company is also exposed to numerous legal risks. The outcome of currently pending and future proceedings cannot be predicted with certainty. Thus, an adverse decision in a lawsuit could result in additional costs that are not covered, either wholly or partly, under insurance policies and that could significantly influence the business and results of operations.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

6.      Critical accounting estimates and judgements (continued)

(a)                 Critical accounting estimates and assumptions (continued)

(i)            Impairment of property, plant and equipment

The Company’s accounting policy for exploration and evaluation expenditure results in certain items of expenditure being capitalized where it is considered likely to be recoverable by future exploitation. This policy requires management to make certain estimates and assumptions as to future events and circumstances, in particular whether an economically viable extraction operation can be established. Any such estimates and assumptions may change as new information becomes available. If, after having capitalized the expenditure, a judgement is made that recovery of the expenditure is unlikely, the relevant capitalized amount will be written off to the consolidated statement of income.

Development activities commence after project sanctioning by senior management. Judgement is applied by management in determining when a project has reached a stage at which economically recoverable reserves exist such that development may be sanctioned. In exercising this judgement, management is required to make certain estimates and assumptions similar to those described above for capitalized exploration and evaluation expenditure. Such estimates and assumptions may change as new information becomes available. If, after having started the development activity, a judgement is made that a development asset is impaired, the appropriate amount will be written off to the consolidated statement of income.

The Company’s recoverability of its recorded value of its property, plant and equipment (including mining properties and associated deferred expenditures) is based on market conditions for metals, underlying mineral resources associated with the properties and future costs that may be required for ultimate realization through mining operations or by sale.

On an ongoing basis, the Company evaluates each mining property and project on results to date to determine the nature of exploration, other assessment and development work that is warranted in the future. If there is little prospect of future work on a property or project being carried out within a three year period from completion of previous activities, the deferred expenditures related to that property or project are written off or written down to the estimated amount recoverable unless there is persuasive evidence that an impairment allowance is not required. The amounts shown for mineral properties and for mineral property evaluation costs represent costs incurred to date net of mining duties and tax credits less write-downs, if appropriate, and are not intended to reflect present or future values.

The recoverable amounts of property, plant and equipment are determined using the higher of value in use or fair value less costs of disposal. Value in use consists of the net present value of future cash flows expected to be derived from the asset in its current condition based on observable data. Fair value less costs of disposal consists of the expected sale price (the amount that a market participant would pay for the asset) of the asset net of transaction costs. The calculations use cash flow projections based on financial budgets approved by management. These cash flow projections are based on expected recoverable ore reserves, selling prices of metals and operating costs. Any changes in the quality and quantity of recoverable ore reserves, expected selling prices and operating costs could materially affect the estimated fair value of mining assets, which could result in material write-downs or write-offs in the future.

(ii)        Ore reserves and mineral resource estimates

Ore reserves are estimates of the amount of ore that can be economically and legally extracted from the Company’s mining properties. The Company estimates its ore reserves and mineral resources based on information compiled by appropriately qualified persons relating to the geological and technical data on the size, depth, shape and grade of the ore body and suitable production techniques and recovery rates. Such an analysis requires complex geological judgements to interpretation of the data. The estimation of recoverable reserves is based upon factors such as estimates of foreign exchange rates, commodity prices, future capital requirements, and production costs along with geological assumptions and judgements made in estimating the size and grade of the ore body.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

6.      Critical accounting estimates and judgements (continued)

(a)               Critical accounting estimates and assumptions (continued)

(ii)         Ore reserves and mineral resource estimates (continued)

The Company estimates and reports ore reserves under the principles contained within the National Instrument 43-101 (“NI 43-101”) for the Standards of Disclosure for Mineral Projects in Canada. The NI 43-101 requires the use of reasonable investment assumptions — including:

(a) Future production estimates — which include proven and probable reserves, resource estimates and committed expansions;

(b) Expected future commodity prices, based on current market price, forward prices and the Company’s assessment of the long-term average price; and

(c) Future cash costs of production, capital expenditure and rehabilitation obligations.

Consequently, management will form a view of forecast sales prices, based on current and long-term historical average price trends. For example, if current prices remain below long-term historical averages for an extended period of time, management may assume that lower prices will prevail in the future and as a result, those lower prices are used to estimate reserves under the NI 43-101. Lower price assumptions generally result in lower estimates of reserves.

As the economic assumptions used may change and as additional geological information is produced during the operation of a mine, estimates of reserves may change. Such changes may impact the Company’s reported financial position and results which include:

(a) The carrying value of property, plant and equipment may be affected due to changes in estimated future cash flows;

(b) Amortization charges in profit or loss may change where such charges are determined using the units of production method, or where the useful life of the related assets change;

(c) Provisions for environmental restoration obligations may change - where changes to the reserve estimates affect expectations about when such activities will occur and the associated cost of these activities; and

(d) The recognition and carrying value of deferred income tax assets may change due to changes in the judgements regarding the existence of such assets and in estimates of the likely recovery of such assets.

(iii)     Estimated useful life of mining assets

All mining assets are amortized using the units-of-production method where the mine operating plan calls for production from well-defined ore reserve over proved and probable reserves. For mobile and other equipment, the straight-line method is applied over the estimated useful life of the asset which does not exceed the estimated mine life based on proved and probable ore reserve as the useful lives of these assets are considered to be limited to the life of the relevant mine.

The calculation of the units-of-production rate of amortization could be impacted to the extent that actual production in the future is different from current forecast production based on proved and probable ore reserve. This would generally arise when there are significant changes in any of the factors or assumptions used in estimating ore reserve.

Management estimates the useful lives of mining assets based on the period during which the assets are expected to be available for use. The amounts and timing of recorded expenses for amortization of mining assets for any period as well as their net recoverable value amounts are affected by these estimated useful lives. The estimates are reviewed at least annually and are updated if expectations change as a result of changes in the ore reserves, of physical wear and tear, technical or commercial obsolescence and legal or other limits to use. It is possible that changes in these factors may cause significant changes in the estimated useful lives of the Company’s mining assets in the future, therefore affecting the amortization and net realizable value of these assets.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

6.      Critical accounting estimates and judgements (continued)

(a)                Critical accounting estimates and assumptions (continued)

(iv)       Provision for environmental restoration obligations

The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. The Company recognizes management’s best estimate for decommissioning and restoration obligations in the period in which they are incurred. Actual costs incurred in future periods could differ materially from the estimates. Additionally, future changes to environmental laws and regulations, life of mine estimates and discount rates could affect the carrying amount of this provision. Such changes could similarly impact the useful lives of assets depreciated on a straight-line-basis, where those lives are limited to the life of mine.

(v)           Income and mining taxes

The Company is subject to income and mining taxes in some jurisdictions. Significant judgement is required in determining the total provision for income and mining taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain. The Company recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income and mining tax assets and liabilities in the period in which such determination is made.

(b)         Critical judgements in applying the Company’s accounting policies

Impairment of available-for-sale equity investment and investment in associates

The Company follows the guidance of IAS 39 to determine when an available-for-sale equity investment is impaired. The Company also applies IAS 39 to determine whether it is necessary to recognize any impairment loss with respect to its net investment in an associate. This determination requires significant judgement in evaluating if a decline in fair value is significant or prolonged, which triggers an impairment loss. In making this judgement, the Company’s management evaluates, among other factors, the duration and extent to which the fair value of an investment is less than its cost, the volatility of the investment and the financial health and business outlook for the investee, including factors such as the current and expected status of the investee’s exploration projects and changes in financing cash flows.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

7.       Impairment of property, plant and equipment

As at June 30, 2013, the carrying amount of the Company’s net assets exceeded its market capitalization, which is considered an indicator of a potential impairment of the carrying amount of producing cash generating units (“CGUs”). Consequently, and as a result of the significant decline in gold prices during the second quarter of 2013, the Company conducted impairment testing of its producing CGU as at June 30, 2013: the Canadian Malartic mine. The recoverable amount of the Canadian Malartic mine was assessed using value in use and it was determined that the value in use was greater than the carrying amount. Therefore no impairment was recorded.

Exploration and evaluation assets need to be tested for impairment only when events or changes in circumstances indicate that the carrying amount may not be recoverable. As at June 30, 2013, the Company determined that the review of economical parameters at the Hammond Reef gold project triggered an impairment testing. The testing took into consideration an increase in estimated mine development costs and a decrease in gold prices. The Company used a discounted cash flow approach to estimate the fair value less costs of disposal of the Hammond Reef gold project. As this technique includes unobservable inputs, the fair value measurement of the Hammond Reef gold project assets was categorized in Level 3 in the fair value hierarchy (refer to Note 29 for a description of the categories). The following significant assumptions were used in the calculations: initial capital expenditures between $1.5 billion and $1.8 billion, gold price ranging between $1,472 and $1,568 and recovering of 4.3 million ounces of gold over a period of 12 years with an estimated average annual output of 400,000 ounces gold at a production cost of $800 to $850 per ounce. The inflation-adjusted post-tax discount rate used in the calculation was 7.55%. The result of the impairment test indicated that the carrying value of the Hammond Reef gold project could not be recovered. Accordingly, the Company recorded an impairment charge in the consolidated statement of income of $530,878,000, representing 100% of the property, plant and equipment related to the Hammond Reef gold project. As a result of the impairment charge, a tax recovery of $43,100,000 was recorded within income and mining tax expense (Note 23).

8.      Acquisition of Queenston Mining Inc.

On December 28, 2012, the Company acquired all of the outstanding common shares of Queenston Mining Inc. (“Queenston”). Queenston is a Canadian exploration company that owns gold properties in the Kirkland Lake area located in the Timiskaming District in Northeastern Ontario. For each common share of Queenston, shareholders received 0.611 common share of Osisko. All of Queenston’s outstanding common share options have been exchanged for common share options (“Queenston replacement share options”) of the Company using the same share exchange ratio as for the common shares. In addition, the 3,301,887 outstanding common share warrants of Queenston have been assumed by Osisko and were exchangeable for 0.611 common share of Osisko upon exercise (representing 2,017,453 Osisko warrants at an exercise price of $10.56). These warrants expired on November 2, 2013.

A total of 46,638,799 Osisko common shares and 4,246,450 Queenston replacement share options were issued and valued at $363,783,000 and $6,785,000 respectively. The following assumptions were used with the Black-Scholes option pricing model to calculate the fair value of the Queenston replacement share options: dividend of 0%; volatility of 45%; risk-free interest rate of 1.14% and expected life of 0.5 to 2.0 years. The weighted average fair value of the Queenston replacement share options is $1.60. The fair value of the 3,301,887 Queenston common share warrants assumed by the Company was estimated at $1,050,000 using the following assumptions under the Black-Scholes option pricing model: dividend of 0%; volatility of 45%; risk-free interest rate of 1.14% and expected life of 0.8 year. Accrued transaction costs were $6,350,000, consideration payable was $2,386,000 and cash and cash equivalents acquired amounted to $40,513,000.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

8.      Acquisition of Queenston Mining Inc. (continued)

On November 29, 2012, Osisko acquired an initial investment of 7,795,574 shares in Queenston for a consideration of $42,329,000 paid in cash, which was designated as available-for-sale marketable securities. On December 28, 2012, the date of acquisition of Queenston, the fair value of the initial investment of $37,184,000 has been included as part of consideration for the transaction, resulting in a loss of $5,145,000 recorded in the consolidated statement of income under other losses.

In accordance with IFRS 3, Business Combinations, a business combination is a transaction in which an acquirer obtains control of a business which is defined as an integrated set of activities and assets that is capable of being conducted and managed to provide a return to investors. For an integrated set of activities and assets to be considered a business, the set needs to contain inputs, and processes. The acquisition of Queenston does not meet the definition of a business combination as the primary assets (Kirkland Lake gold properties) are exploration stage properties with indicated and inferred resources. Consequently, the transaction has been recorded as an acquisition of assets.

The total purchase price of $417,538,000 was allocated to the assets acquired and the liabilities assumed based on the fair value of the total consideration at the closing date of the transaction. All financial assets acquired and financial liabilities assumed were recorded at fair value.

The purchase price was calculated as follows:

Consideration paid	$

Issuance of 46,638,799 common shares	363,783
Consideration payable	2,386
Fair value of 4,246,450 Queenston replacement share options issued	6,785
Fair value of 3,301,887 share purchase warrants assumed by Osisko	1,050
Accrued transaction costs	6,350
Initial investment	37,184
417,538

Net assets acquired	$

Cash and cash equivalents	40,513
Short- term investments	19,357
Note receivable	30,000
Other current assets	2,757
Property, plant and equipment	330,094
Other non-current assets	7,147
Current liabilities	(11,007)
Non-current liabilities	(1,323)
417,538

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

9.      Short-term investments

As at December 31, 2012, short-term investments are comprised of guaranteed investment certificates having interest rates ranging from 1.45% to 1.55% and maturity dates ranging from March to September 2013.

10.      Restricted cash

	December 31,	December 31,
	2013	2012
	$	$
Current
Guarantees for letters of credit(i)	—	4,063
Deposits in escrow(ii)	560	500
	560	4,563
Non-current
Guarantees for letters of credit(i)	2,010	2,070
Deposits is escrow(ii)	40	40
Deposit with the Government of Québec(iii)	46,440	36,252
	48,490	38,362

(i)             The Company has entered into irrevocable letters of credit in favour of government agencies with respect to environmental guarantees. As at December 31, 2013, the letters of credit outstanding amount to $2,010,000. The government agencies may draw on the letters of credit in the event of a default by the Company under the terms of the agreements. The letters of credit are 100% secured by guaranteed investment certificates and a banker’s acceptance having interest rates ranging between 1.00% and 1.25% and maturity dates in January 2014.

(ii)             The Company has deposits in escrow in the form of guaranteed investments certificates amounting to $600,000 as at December 31, 2013, including $500,000 as a guarantee for the restoration of the southern neighbourhood of the Town of Malartic, having interest rates ranging from 1.0% to 1.8% and maturity dates ranging between October 2014 and September 2016.

(iii)          The Company has a deposit of $46,440,000 with the Québec Government in the form of bond, maturing in January 2014 and having an interest rate of 1.0%. This deposit represents 100% of the total guarantee required to cover the entire future costs of rehabilitating the Canadian Malartic mine site.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

11.  Accounts receivable

	December 31,	December 31,
	2013	2012
	$	$
Refundable tax credits	2,197	302
Sales and fuel taxes	16,820	22,146
Interest income receivable	229	859
Advances to suppliers and other receivables(i)	5,306	8,959
	24,552	32,266

(i)                  Advances to suppliers and other receivables are classified as current assets. As of December 31, 2013, an amount of $1,100,000 ($3,389,000 as at December 31, 2012) is not expected to be collected within one year.

12.  Note receivable

A promissory note in the principal amount of $30,000,000 was receivable as at December 31, 2012 from Kirkland Lake Gold Inc. with regards to the sale of interest in properties by Queenston to Kirkland Lake Gold Inc. prior to its acquisition by Osisko (Note 8). The note bore an annual interest rate of prime plus 2.5%. Payment of the promissory note, including accrued interests, was received in June 2013.

13.  Prepaid expenses and other assets

Prepaid expenses and other assets are comprised mainly of prepaid expenses for services and an advance to a supplier for a long-term service agreement. As at December 31, 2013, an amount of $6,694,000 ($8,583,000 as at December 31, 2012) is not expected to be used within one year.

14.  Inventories

	December 31,	December 31,
	2013	2012
		(adjusted - note 4)
	$	$
Finished products	16,063	13,900
Work-in-process	11,611	6,858
Stockpiles(i)	10,974	15,459
Mine supplies	40,599	34,264
	79,247	70,481

(i)                  Inventories are classified as current assets. As of December 31, 2013, an amount of $7,136,000 ($15,459,000 as at December 31, 2012) is not expected to be processed within one year.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

15.     Investments in associates

The Company has interests in a number of individual immaterial associates that are accounted for using the equity method. The aggregated financial information on these associates is as follows:

	2013	2012
	$	$
Aggregate carrying amount of individually immaterial associates	3,557	8,933
Aggregate amounts of the Company’s share of net loss from continuing operations and comprehensive loss	(1,149)	(713)

16.     Other Investments

	2013	2012
	$	$
Available-for-sale (marketable securities)
Balance - January 1	14,259	13,980
Acquisitions	1,877	47,979
Initial investment at fair value - acquisition of Queenston (Note 8)	—	(37,184)
Acquisitions through the acquisition of Queenston (Note 8)	—	91
Proceeds on disposal of investments	(1,045)	(1,838)
Change in fair value	(6,095)	(8,769)
Balance - December 31	8,996	14,259
Financial assets at fair value through profit and loss (warrants)
Balance - January 1	1,135	2,061
Acquisitions through the acquisition of Queenston	—	898
Change in fair value	(1,133)	(1,824)
Balance - December 31	2	1,135
Loans and receivables
Balance - January 1	1,500	—
Acquisition	—	1,500
Payment at maturity	(1,500)	—
Balance - December 31	—	1,500
	8,998	16,894

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

16.     Other Investments (continued)

The investments are mainly held in common shares and warrants of Canadian publicly traded companies (except for one investment that is in the form of a promissory note as at December 31, 2012).

The fair values of the investments in common shares are based on the quoted market prices of those shares on a recognized stock exchange at the end of each reporting period. The fair values of the warrants are based on the quoted market prices of the warrants on a recognized stock exchange when they are traded. Otherwise, the fair values of the warrants are determined using the Black-Scholes option pricing model. The fair value of the loans is based on market interest rates for similar loans taking into account the credit risk associated with the counterparty.

The unrealized gains and losses on available-for-sale investments are recognized in other comprehensive income and the gains and losses on financial assets at fair value are recognized through the profit and loss in the consolidated statement of income. Realized gains and losses as well as impairment on available-for-sale investments are transferred from other comprehensive income to the consolidated statement of income.

17.     Property, plant and equipment

	Exploration	Producing
	and evaluation	assets (i)	Total
	$	$	$
Balance - January 1, 2012
Cost	499,258	1,345,132	1,844,390
Accumulated depreciation	(1,868)	(41,197)	(43,065)
Net book value	497,390	1,303,935	1,801,325
Year ended December 31, 2012
Opening net book value	497,390	1,303,935	1,801,325
Additions, net of government credits (adjusted - note 4)(iv)	72,928	205,860	278,788
Acquisition of Queenston	330,094	—	330,094
Environmental restoration obligations	—	8,407	8,407
Share-based compensation capitalized	1,536	920	2,456
Depreciation (adjusted - note 4)	(1,286)	(66,935)	(68,221)
Depreciation capitalized	1,286	—	1,286
Dispositions	(120)	(852)	(972)
Write-offs	(617)	—	(617)
Closing net book value	901,211	1,451,335	2,352,546
Balance - December 31, 2012 (adjusted - note 4)
Cost	904,367	1,559,465	2,463,832
Accumulated depreciation	(3,156)	(108,130)	(111,286)
Net book value	901,211	1,451,335	2,352,546

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

17.     Property, plant and equipment (continued)

	Exploration	Producing
	and evaluation	assets(ii)	Total
	$	$	$
Year ended December 31, 2013
Opening net book value (adjusted - note 4)	901,211	1,451,335	2,352,546
Additions, net of government credits(iv)	42,008	145,850	187,858
Environmental restoration obligations	(174)	(618)	(792)
Share-based compensation capitalized	1,251	572	1,823
Depreciation	(700)	(120,574)	(121,274)
Depreciation capitalized	583	—	583
Dispositions	(135)	(839)	(974)
Transfers	(125)	125	—
Impairment (note 7)	(530,878)	—	(530,878)
Write-offs(iii)	(17,960)	—	(17,960)
Closing net book value	395,081	1,475,851	1,870,932
Balance - December 31, 2013
Cost	929,360	1,690,195	2,619,555
Accumulated depreciation	(3,401)	(214,344)	(217,745)
Accumulated impairment	(530,878)	—	(530,878)
Net book value	395,081	1,475,851	1,870,932

(i)                  Including assets under construction and equipment under finance lease having respective net book values of $159,960,000 and $134,747,000 as at December 31, 2012.

(ii)               Including assets under construction and equipment under finance lease having respective net book values of $171,511,000 and $121,100,000 as at December 31, 2013.

(iii)            In 2013 the Company terminated its participation in the Nevada Gold properties, the Casault, Courville and Famatina projects and other grassroots projects and has written-off the costs capitalized in relation to these projects.

(iv)           In 2013, the Company claimed $217,000 ($691,000 in 2012) in refundable tax credit on qualified mining exploration expenses incurred in the province of Québec. The credit is accounted for against the exploration expenses incurred.

All property, plant and equipment are pledged as a security with CPPIB Credit Investments Inc. for a secured loan of $150,000,000.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

18.     Accounts payable and accrued liabilities

	December 31,	December 31,
	2013	2012
	$	$
Trade payables	33,635	39,223
Other payables	16,790	9,311
Accrued liabilities	28,542	52,397
	78,967	100,931

19. Long-term debt

	2013	2012
	$	$
Balance - January 1	337,412	331,624
New debt - loan	—	14,011
Transaction costs - loans(ii), (iii)	(5,910)	(3,609)
New debt - obligations under finance lease (iv)	11,736	18,548
Transaction costs - obligations under finance lease	(113)	(111)
Repayment of debt - loans	(11,715)	(5,000)
Repayment of debt - obligations under finance lease	(27,448)	(22,790)
Accretion expense	2,489	2,317
Amortization of transaction costs	4,251	4,785
Foreign exchange revaluation impact	6,249	(2,363)
Balance - December 31	316,951	337,412

The summary of the long-term debt is as follows:

	December 31,	December 31,
	2013	2012
	$	$
Loans(ii)	164,603	176,318
Convertible debentures(iii)	75,000	75,000
Obligations under finance lease(iv)	89,539	99,002
Long-term debt	329,142	350,320
Debt issuance costs	(9,136)	(7,364)
Unamortized accretion on loan and convertible debentures(i)	(3,055)	(5,544)
Long-term debt, net of issuance costs	316,951	337,412
Current portion	71,794	76,883
Non-current portion	245,157	260,529
	316,951	337,412

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

19. Long-term debt (continued)

As at December 31, 2013, the repayment schedule of the long-term debt is as follows:

			Obligations
		Convertible	under
	Loans	debentures	finance lease	Total
	$	$	$	$
2014	42,325	—	32,539	74,864
2015	42,278	—	37,487	79,765
2016	40,000	—	18,270	58,270
2017	40,000	75,000	4,738	119,738
2018	—	—	2,319	2,319
	164,603	75,000	95,353	334,956
Less: imputed interest	—	—	(5,814)	(5,814)
	164,603	75,000	89,539	329,142

(i)                    Accretion expense to be recognized in the consolidated statement of income through finance costs, before income taxes.

(ii)                 Loans

CPPIB Credit Investments Inc.

Original terms

Debt financing with CPPIB Credit Investments Inc. (“CPPIB”). The original loan bears interest at a rate of 7.5% per annum payable in cash on a quarterly basis. The principal is payable on or before the maturity date based on cash flow availability, the maturity date being on October 31, 2014. The loan is secured by a pledge of all Company owned assets. The first tranche of $75,000,000 was drawn in November 2009 and the Company granted CPPIB 7,000,000 warrants exercisable on or before September 24, 2014, at a price of $10.75 per warrant. Transaction costs amounted to $7,114,000 including the fair value of $5,530,000 assigned to the warrants. The second tranche of $75,000,000 was drawn on December 31, 2010 and the Company granted CPPIB 5,500,000 warrants exercisable on or before December 31, 2015 at a price of $19.25 each. Transaction costs amounted to $7,837,000 including the fair value of $7,636,000 assigned to the warrants.

2012 amendments

In June 2012, the Company entered into an agreement with CPPIB to amend certain elements related to its loans. The changes are as follows:

(a)               to delay by one year the first reimbursement of capital (the first payment postponed to the third quarter of 2013);

(b)               to make available to the Company up to $100,000,000 under a delay-draw term loan at a rate of 7.5% with a maturity of December 31, 2013. This term loan is secured by the properties of the Company;

(c)                to amend the outstanding warrants originally issued when the loans were initially drawn.

The amendments were accounted for as a modification of debt. The total transaction costs related to the amendments amounted to $5,695,000, including $5,095,000 from the changes to the terms of the warrants (Note 21). The transaction costs were prorated between the loans ($3,458,000) and the delay-draw term loan ($2,278,000).

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

19.     Long-term debt (continued)

(ii)                  Loans (continued)

CPPIB Credit Investments Inc. (continued)

2013 amendments

In July 2013, the Company entered into a preliminary agreement with CPPIB to amend certain elements related to its loans. The final agreement was completed and signed in December 2013, effective October 1, 2013. The changes are as follows:

(a)              to base the loan repayments on pre-determined fixed amounts: $30,000,000 in June 2014 and $40,000,000 in June 2015, 2016 and 2017;

(b)               to revise the interest rate to 6.875% starting on October 1, 2013;

(c)                to cancel the delayed drawdown facility ($100,000,000);

(d)               to amend the outstanding warrants originally issued when the loans were initially drawn (Note 21).

The amendments to the existing loans were accounted for as a modification of debt. The total transaction costs related to the amendments amounted to $4,825,000, including $2,314,000 from the changes to the terms of the warrants (Note 21).

Considering the total debt issuance costs, the effective interest rates on the first and second tranches of the loan are respectively 9.2% and 9.6% as at December 31, 2013.

Fonds de solidarité FTQ

Unsecured debt financing of $20,000,000 with Fonds de solidarité FTQ (“Fonds”). The loan bears interest at a rate of 9.5% per annum payable semi-annually in shares or cash prior to commercial production and monthly in cash thereafter. The principal is payable in a minimum of 48 equal monthly instalments commencing on May 9, 2011. The loan has a seven-year term. The Company also granted Fonds 1,100,000 warrants exercisable within 60 months from closing at a price of $7.46 each. A fair value of $341,000 was assigned to these warrants and is included in the total transaction costs of $833,000. The warrants were fully exercised in May 2010. Considering the debt issuance costs, the effective interest rate on the loan is 10.6%.

Caterpillar Financial Commercial Account Corporation

In November 2012, the Company entered into an agreement with Caterpillar Financial Commercial Account Corporation to finance a service agreement with Hewitt Equipment Limited. The Company borrowed $14,651,000 at an interest rate of 0% reimbursable in 24 monthly installments, starting in February 2013. The Company booked the present value of the capital amount of the loan ($14,011,000) based on similar financings available on the market. Transaction costs amounted to $147,000 for an effective interest rate of 4.9%.

(iii)              Convertible debentures

Original terms

Senior non-guaranteed debentures for $37,500,000 with Ressources Québec (“RQ”), a subsidiary of Investissement Québec, and $37,500,000 with Caisse de dépôt et placement du Québec (“CDPQ”), convertible at the discretion of RQ and CDPQ and into the Company’s shares at a price of $9.18 per share. The debentures bear interest at a rate of 7.5% per annum payable on a quarterly basis. The debentures have a five-year term maturing on November 9, 2014.

At initial recognition, the net proceeds after transaction costs of $1,554,000 amounted to $73,446,000. Of this amount, the liability and equity components represented $62,410,000 net of transaction costs of $1,320,000 (included in debt issuance costs) and $11,036,000 ($8,005,000 net of the income tax effect) net of transaction costs of $234,000, respectively. The effective interest rate used is 11.5% representing the estimated market rate at closing that the Company would obtain for similar financing without the conversion option.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

19.     Long-term debt (continued)

(iii)            Convertible debentures (continued)

2013 amendments

In July 2013, the Company entered into preliminary agreements with RQ and CDPQ to amend certain elements related to its debentures. The final agreements were completed and signed in December 2013, effective October 1, 2013. The changes are as follows:

(a)               to delay by three years the debentures repayment to November 2017;

(b)               to revise the interest rate to 6.875% starting on October 1, 2013;

(c)                to amend the conversion clause to a price of $6.25 per share.

The amendments to the existing debentures were accounted for as a modification of debt. The total transaction costs related to the amendments amounted to $1,085,000.

Considering the total debt issuance costs, the effective interest rate on the debentures is 7.4% as at December 31, 2013.

(iv)            Obligations under finance lease

Obligations under capital lease with CAT Financial Services Limited (“CAT”) in four tranches. Tranche A bears interest at the one-month London Inter-Bank Offer Rate (the “LIBOR”) plus 2.75%. The capital and interest are payable in 60 monthly instalments commencing on the day of delivery of the equipment. Tranche B bears interest at three-month LIBOR plus 2.75% and a credit spread based on the indicative pricing for a five-year medium term note. Tranche C and Tranche D bear interest at the three-month LIBOR plus 3.65%. The capital and interest of Tranches B, C and D are payable in 15 quarterly instalments commencing on the day of delivery of the equipment. Total transaction costs for 2013 amounted to $113,000 for an aggregated total of $1,693,000. The Company has purchase options for the equipment at the end of the leases, which it intends to exercise.

Both the secured debt financing with CPPIB and the senior non-guaranteed debentures with RQ and CDPQ include covenants that require the Company to maintain certain financial ratios and meet certain non-financial requirements. As at December 31, 2013, all such ratios were in conformity with the requirements.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

20.     Provisions and other liabilities

	December 31, 2013				December 31, 2012
	Environ.		Deferred		Environ.
	restoration	DSU and	premium		restoration	DSU and
	obligations(i)	RSU(ii)	on FTS	Total	obligations(i)	RSU(ii)	Total
	$	$		$	$	$	$
Balance - January 1	15,898	4,125	—	20,023	5,490	1,372	6,862
Acquisition of Queenston	—	—	—	—	1,323	—	1,323
Accretion expense	1,086	—	—	1,086	678	—	678
New liabilities	721	6,256	—	6,977	8,694	4,008	12,702
Revision of estimates	(1,593)	(3,677)	—	(5,270)	(287)	(1,034)	(1,321)
Liabilities settlement	—	(75)	—	(75)	—	(221)	(221)
Issue of flow-through shares	—	—	3,116	3,116	—	—	—
Recognition of deferred premium on FTS(iii)	—	—	(445)	(445)	—	—	—
Balance - December 31	16,112	6,629	2,671	25,412	15,898	4,125	20,023

Current portion	702	3,540	2,671	6,913	—	1,405	1,405
Non-current portion	15,410	3,089	—	18,499	15,898	2,720	18,618
	16,112	6,629	2,671	25,412	15,898	4,125	20,023

(i)         The environmental restoration obligations represent the legal and contractual obligations associated with the eventual closure of the Company’s mining assets. As at December 31, 2013, the estimated inflation-adjusted undiscounted cash flows required to settle the environmental restoration obligations amounts to $31,643,000. The weighted average actualization rate used is 7.54 % and the disbursements are expected to be made between 2014 and 2026 as per the closure plans.

(ii)        The Deferred and Restricted Share Units Plans are described in Note 22.

(iii)     The flow-through shares issuance is described in Note 21.

21.     Share capital and warrants

Common shares

Authorized
Unlimited number of common shares, without par value

Issued and fully paid
439,224,699 common shares

Flow-through shares

In November 2013, the Company issued 1,416,400 flow-through shares at a price of $6.25 per share for gross proceeds of $8,852,500. An amount of $5,736,500 was recognized under share capital and a deferred premium on flow-through shares of $3,116,000 was recognized under provisions and other liabilities. As at December 31, 2013, cash reserved for exploration and evaluation expenses to be incurred for the flow-through share issue amounts to $7,588,000.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

21.     Share capital and warrants (continued)

Common shares (continued)

Capital management

Capital is defined as shareholders’ equity and long-term debt, including the current portion and the debt issuance costs. The Company’s objective is to minimize the cost of capital while ensuring availability without restricting the Company’s upside exposure to the price of gold. In 2013, the Company increased its finance lease agreement by US$7,875,000 and used that financing to acquire mining equipment. In 2012, the Company increased its finance lease agreement by US$13,700,000 for the acquisition of additional mining equipments and used $US3,316,000 in 2013 and $US10,021,000 in 2012. In 2011, the Company entered into a new finance lease agreement of US$56,250,000 for the acquisition of mining equipment and used $US45,574,000 in 2011 and US$8,528,000 in 2012. In addition, in June 2012 and July 2013, the Company entered into agreements with CPPIB, RQ and CDPQ to amend certain elements of its loans and debentures and increase financial flexibility for the Company. The description of changes is described in Note 19.

The following table presents the capital of the Company:

	December 31,	December 31,
	2013	2012
	$	$
Long-term debt	316,951	337,412
Shareholder’s equity	1,731,068	2,162,018
	2,048,019	2,499,430

Employee Share Purchase Plan

On May 8, 2008, the shareholders of the Company approved the establishment of an Employee Share Purchase Plan (the “Plan”). Under the terms of the Plan, the Company contributes an amount equal to 60% of the eligible employee’s contribution towards the acquisition of shares from the treasury on a quarterly basis. A maximum of 2.5% of the issued and outstanding common shares are reserved for issuance under the Plan.

Eligible employees may contribute up to the lower of 10% of their basic annual gross salary or $15,000 in any given year. The number of common shares issued to insiders of the Company within one year and issuable to insiders of the Company at any time under the Plan or combined with all other share compensation arrangements, cannot exceed 10% of the issued and outstanding common shares. The share price for the shares to be issued each quarter will be determined by the 5-day trading average at the end of each such quarter. The Company’s portion will vest on every January 1st of the calendar year following the contribution.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

21.     Share capital and warrants (continued)

Warrants

The following table details the changes in the Company’s warrants:

	2013				2012
			Weighted				Weighted
			average				average
	Number of		exercise		Number of		exercise
	warrants	Amount	price		warrants	Amount	price
		$	$			$	$
Balance - January 1	14,517,453	19,311	10.08	(ii)	12,500,000	13,166	14.49	(i)
Amendments to the terms(i),(ii)	—	2,314	—		—	5,095	—
Acquisition of Queenston (Note 8)	—	—	—		2,017,453	1,050	10.56
Expired	(2,017,453)	(1,050)	10.56		—	—	—
Balance - December 31	12,500,000	20,575	6.25		14,517,453	19,311	10.08

(i)                  In June, 2012, the Company and CPPIB amended certain clauses related to the warrants held by CPPIB as part of the 2012 amendment of the loan agreement mentioned in Note 19. The exercise price of the warrants was reduced to $10.00 per warrant (previously $10.75 and $19.25) and the acceleration clause of 7,000,000 warrants was cancelled. The Company calculated the fair value of the warrants prior and after the 2012 amendments. The increase of $5,095,000 in the fair value was considered as transaction costs (Note 19) and credited to the warrants.

(ii)               In December 2013, the Company and CPPIB amended certain clauses related to the warrants held by CPPIB as part of the 2013 amendment of the loan agreement mentioned in Note 19. The exercise price of the warrants was reduced to $6.25 per warrant (from $10.00) and the acceleration clause was modified allowing the Company to accelerate the exercise of the 12,500,000 warrants if the common shares of Osisko trade at a price of $8.15 per share for 15 consecutive days. If Osisko were to use the acceleration clause (“compulsory exercise”), CPPIB would be entitled to receive additional warrants (“reload feature”) that would be exercisable if a change of control would occur in the following 90 days. These additional warrants would be exercisable at the weighted average price at which the common shares have traded during the 5 consecutive trading days immediately preceding the compulsory exercise. The Company calculated the fair value of the warrants prior and after the 2013 amendments. The increase of $2,314,000 in the fair value was considered as transaction costs (Note 19) and credited to the warrants.

The fair values of the warrants, prior and after the 2012 and 2013 amendments, were determined by the Black-Scholes option pricing model based on the following assumptions:

	2013 amendments			2012 amendments
	(prior)	(after)	(reload feature)	(prior and after)
Dividend per share	0%	0%	0%	0%
Weighted average volatility(i)	64%	48%	59%	44%
Risk-free interest rate	1%	1%	1%	1%
Weighted average expected life(i)	16 months	46 months	3 months	34 months %
Weighted average increase in fair value(i)	—	$0.11	$0.07	$0.41

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

21. Share capital and warrants (continued)

Warrants (continued)

The following table details the outstanding warrants as at December 31, 2013:

	Number of	Exercise
Expiry date	warrants	price
		$
September 30, 2017	12,500,000	6.25

The Company may accelerate the expiry date of the warrants if the common shares of Osisko trade at a price of $8.15 per share for a period of 20 consecutive days. If the acceleration clause was used and the warrants were exercised by CPPIB, 12,500,000 additional warrants would be issued to CPPIB, at an exercise price equal to the weighted average price at which the common shares have traded during the five consecutive trading days immediately preceding the compulsory exercise, and would be exercisable if a change of control would occur in the following 90 days.

22. Share-based compensation

Share options

The Company has a share option plan (the “Option Plan”) offered to its directors, officers, management, employees and consultants. Options may be granted at an exercise price determined by the Board of Directors but shall not be less than the closing market price of the common shares of the Company on the TSX on the day prior to their grant. No participant shall be granted an option which exceeds 5% of the issued and outstanding shares of the Company at the time of granting of the option. The number of common shares issued to insiders of the Company within one year and issuable to the insiders of the Company at any time under the Option Plan or combined with all other share compensation arrangements, cannot exceed 10% of the issued and outstanding common shares. The duration and the vesting period are determined by the Board of Directors. However, the expiry date may not exceed 10 years after the date of granting.

The following table summarizes information about the Company’s share options outstanding:

	2013		2012
		Weighted		Weighted
	Number of	average	Number of	average
	options	exercise price	options	exercise price
		$		$
Balance - January 1	19,061,259	9.37	15,090,475	8.88
Granted	5,671,200	4.52	4,062,100	8.31
Queenston replacement options issued	—	—	4,246,450	7.82
Exercised	(668,634)	2.58	(3,862,067)	4.44
Forfeited	(2,895,145)	8.25	(475,699)	11.00
Balance - December 31	21,168,680	8.43	19,061,259	9.37
Options exercisable - December 31	12,782,803	9.84	13,402,801	9.21

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

22. Share-based compensation (continued)

Share options (continued)

The following table summarizes the Company’s share options as at December 31, 2013:

	Options			Options
	outstanding			exercisable
			weighted
			average
		Weighted	remaining		Weighted
Exercise price		average	contractual		average
range	Number	exercise price	life (years)	Number	exercise price
$		$			$
2.05 - 4.52	213,420	4.15	4.35	12,220	2.05
4.53 - 6.72	5,987,236	4.77	3.82	872,736	6.17
6.73 - 7.79	989,820	7.32	1.36	989,820	7.32
7.80 - 8.05	2,197,800	7.80	0.84	2,197,800	7.80
8.06 - 8.70	3,429,534	8.07	3.40	1,248,135	8.09
8.71 - 9.68	898,170	9.05	0.84	898,170	9.05
9.69 - 11.11	422,100	9.76	3.45	160,700	9.86
11.12 - 13.74	4,880,167	11.28	1.57	4,880,167	11.28
13.75 - 14.98	2,150,433	13.83	2.58	1,523,055	13.86
	21,168,680	8.43	2.55	12,782,803	9.84

The options, when granted, are accounted for at their fair value determined by the Black-Scholes option pricing model based on the vesting period and on the following weighted average assumptions:

	2013	2012
Dividend per share	0%	0%
Expected volatility	45%	40%
Risk-free interest rate	1%	1%
Expected life	36 months	36 months
Weighted average share price	$4.52	$8.31
Weighted average fair value of options granted	$1.43	$2.35

The expected volatility was determined by calculating the historical volatility of the Company’s common share price back from the date of grant and for a period corresponding to the expected life of the options. When computing historical volatility, management may disregard an identifiable period of time in which it considers that its share price was extraordinarily volatile because of a specific event that is not expected to recur during the expected life of the option. In addition, if the Company’s share price was extremely volatile for an identifiable period of time, for instance, due to a general market decline, management may place less weight on its volatility during that period of time.

Share options issued in 2013 and 2012 are exercisable at the closing market price of the common shares of the Company on the day prior to their grant. The weighted average exercise price for share options issued in 2013 is $4.52 ($8.31 for share options issued in 2012).

The fair value of the share options is amortized over the vesting period. In 2013, the total share-based compensation related to share options amounted to $9,570,000 ($11,509,000 in 2012) of which $1,700,000 ($2,039,000 in 2012) were capitalized to property, plant and equipment.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

22. Share-based compensation (continued)

Deferred and restricted share units

Under the Company’s Deferred Share Unit Plan and Restricted Share Unit Plan, DSU and RSU can be granted to directors, officers and employees as part of their long-term compensation package, entitling them to receive payout in cash. The value of the payout is determined by multiplying the number of DSU and RSU vested at the payout date by the closing price of the Company’s shares on the day prior to the payout date. The value of the payout is determined at each reporting date based on the closing price of the Company’s shares at the reporting date and on the achievement of gold production targets for 2/3 of the 2012 and 2013 grants. The fair value is amortized over the vesting period, being three years.

In 2013, 289,644 DSU (172,200 in 2012) were granted to directors, vesting the day prior to the next annual general meeting, and payable at the end of the employment period of each director. In 2012, 17,700 DSU were exercised. As at December 31, 2013, 261,744 DSU were vested (77,000 in 2012).

In addition, 1,594,800 RSU were granted to officers and employees in 2013 (877,100 in 2012), vesting and payable three years after the grant date based on the achievement on gold production targets for 2/3 of the grants. In 2013, 15,023 RSU were exercised and 176,853 RSU were cancelled (16,400 in 2012). The total share-based compensation expense related to the DSU and RSU plans amounted to $2,580,000 in 2013 ($2,974,000 in 2012), of which $191,000 were capitalized to property, plant and equipment ($390,000 in 2012).

The following table summarizes the carrying value of the DSU and RSU outstanding and the fair value of the vested DSU and RSU as at December 31, 2013 and 2012:

	December 31, 2013		December 31, 2012
	Carrying Intrinsic value		Carrying Intrinsic value
	value of vested units		value of vested units
	$	$	$	$
Current portion	3,540	1,233	1,405	616
Non-current portion	3,089	—	2,720	—
	6,629	1,233	4,125	616

The carrying value of the DSU and RSU is included in provisions and other liabilities in the consolidated balance sheets (note 20).

23. Income and mining taxes

(i)              Income and mining tax expense

	2013	2012
		(adjusted - note 4)
	$	$
Deferred income and mining taxes (Note 23 (ii)):
Origination and reversal of temporary differences	2,082	79,395
Income and mining tax expense	2,082	79,395

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

23. Income and mining taxes (continued)

(i)              Income and mining tax expense (continued)

The components that give rise to deferred income and mining tax assets and liabilities are as follows:

	December 31,	December 31,
	2013	2012
		(adjusted - note 4)
	$	$
Deferred tax assets:
Other assets	1,802	1,385
Non refundable tax credits	14,100	17,338
Share and debt issue expenses	1,335	2,825
Non-capital losses	13,585	4,999
Environmental restoration obligations	4,074	3,933
Income tax benefit of mining duties	13,754	9,697
	48,650	40,177
Deferred tax liabilities:
Exploration, development and mining assets	(64,272)	(67,464)
Mining duties	(53,202)	(38,902)
Convertible debentures	(779)	(1,332)
	(118,253)	(107,698)
	(69,603)	(67,521)

Deferred income and mining tax assets are recognized for deductible temporary differences, tax loss carry-forwards and non-refundable unused tax credits to the extent that the realization of the related tax benefit through future taxable profits is probable.

For Canadian income tax purposes, the Company has non-capital loss carry forwards of $60,377,000 and exploration expenses, development expenses and mining assets of $1,284,053,000, which, subject to certain restrictions, may be used to reduce taxable income in the future. The exploration expenses, development expenses and mining assets may be carried forward indefinitely.

The Company has not recognized a deferred tax asset on temporary differences of $28,118,000 related to available-for-sale investments (marketable securities) and investment in associates because the Company cannot control the reversal of the temporary differences and the temporary differences are not expected to reverse in the foreseeable future.

The Company has not recognized tax benefits on losses or other deductible amounts generated in countries where the probable criteria for the recognition of deferred tax assets has not been met. Consequently, deferred tax assets have not been recognized on the loss carry forwards and other deductible amounts of $18,139,000 in these jurisdictions as it is not probable that the deferred tax asset will be realized in the future.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

23. Income and mining taxes (continued)

(ii)            The provision for income and mining taxes presented in the consolidated financial statements differs from the theoretical amount that would arise using the statutory weighted average tax rate applicable to income of the consolidated entities, as a result of the following:

	2013	2012
		(adjusted - note 4)
	$	$
Earnings (loss) before income and mining taxes	(453,021)	170,183

Income tax provision calculated using the combined Canadian federal and provincial statutory income tax rate	(121,863)	45,779
Increase (decrease) in income and mining taxes resulting from:
Losses in foreign jurisdictions not recognized	2,730	—
Tax benefits not recognized	5,156	1,246
Provincial mining duty tax	18,345	32,317
Non-deductible expenses	1,772	1,883
Non-refundable tax credits	(1,871)	837
Share-based compensation	2,019	2,533
Portion of capital loss not deductible	1,803	1,867
Flow-through shares renunciation	225	—
Income tax benefit of mining duties	(4,663)	(9,124)
Losses in foreign jurisdictions subject to different tax rates	(146)	—
Permanent difference on impairment of property, plant and equipment	99,706	—
Others	(1,131)	2,057
Total income and mining tax expense	2,082	79,395

The statutory tax rate is 26.9% for 2013 and 2012. The Company’s applicable tax rate is the Canadian combined rates applicable in the jurisdictions in which the Company operates.

(iii)         The gross movement on the deferred income and mining tax accounts is as follows:

	2013	2012
		(adjusted - note 4)
	$	$
Balance - January 1	(67,521)	11,874
Income and mining tax expense (Note 23 (ii))	(2,082)	(79,395)
Balance - December 31	(69,603)	(67,521)

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

23. Income and mining taxes (continued)

(iv)        The analysis of the deferred income and mining tax assets and liabilities is as follows:

	2013	2012
		(adjusted - note 4)
	$	$
Deferred tax assets:
Deferred income and mining tax assets to be recovered after more than 12 months	34,731	34,472
Deferred income and mining tax assets to be recovered within 12 months	13,919	5,705
	48,650	40,177
Deferred tax liabilities:
Deferred income and mining tax liabilities to be recovered after more than 12 months	(58,932)	(16,205)
Deferred income and mining tax liabilities to be recovered within 12 months	(59,321)	(91,493)
	(118,253)	(107,698)
Total income and mining tax liabilities	(69,603)	(67,521)

(v)           The 2013 and 2012 movement for deferred tax assets and deferred tax liabilities may be summarized as follows:

	December 31,	Statement of	December 31,
	2012	income (loss)	2013
	(adjusted - note 4)
	$	$	$
Deferred tax assets:
Other assets	1,385	417	1,802
Non refundable tax credits	17,338	(3,238)	14,100
Share and debt issue expenses	2,825	(1,490)	1,335
Non-capital losses	4,999	8,586	13,585
Asset retirement obligations	3,933	141	4,074
Income tax benefit on mining duties	9,697	4,056	13,754

Deferred tax liabilities:
Exploration, development and mining assets	(67,464)	3,192	(64,272)
Mining duties	(38,902)	(14,299)	(53,202)
Convertible debentures	(1,332)	553	(779)
	(67,521)	(2,082)	(69,603)

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

23. Income and mining taxes (continued)

(v)         The 2013 and 2012 movement for deferred tax assets and deferred tax liabilities may be summarized as follows (continued):

	January 1,	Statement of	December 31,
	2012	income (loss)	2012
		(adjusted - note 4)	(adjusted - note 4)
	$	$	$
Deferred tax assets:
Other assets	1,974	(589)	1,385
Non refundable tax credits	18,161	(823)	17,338
Share and debt issue expenses	4,870	(2,045)	2,825
Non-capital losses	40,228	(35,229)	4,999
Asset retirement obligations	2,197	1,736	3,933
Income tax benefit on mining duties	—	9,697	9,697

Deferred tax liabilities:
Exploration, development and mining assets	(53,511)	(13,953)	(67,464)
Investments	(102)	102	—
Mining duties	—	(38,902)	(38,902)
Convertible debentures	(1,943)	611	(1,332)
	11,874	(79,395)	(67,521)

24. Detail of expenses

Expenses by nature

	2013	2012
		(adjusted - note 4)
	$	$
Impairment of property, plant and equipment	530,878	—
Materials, supplies and consumables	233,706	210,455
Depreciation and write-off of property, plant, and equipment	138,642	67,752
Employee benefit expense (see below)	102,858	93,756
Contractors and other external services	89,439	82,391
Royalties	8,911	8,648
Rent and office expenses	4,304	4,002
Communication and promotion expenses	3,900	3,529
Other expenses	9,317	8,540
	1,121,955	479,073
Variation in capitalized stripping costs	(39,988)	(21,410)
Variation in inventories	(2,430)	(10,591)
	1,079,537	447,072

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

24. Detail of expenses (continued)

Expenses by nature (continued)

Employee benefit expense

	2013	2012
	$	$
Salaries and wages(i)	92,531	81,766
Share-based compensation	10,327	11,990
	102,858	93,756

(i)                Salaries and wages include contributions by the Company to a defined contribution pension plan in the amount of $2,457,000 in 2013 ($1,982,000 in 2012).

Other gains (losses)

	2013	2012
	$	$
Net loss on financial assets at fair value through profit and loss	(1,133)	(1,824)
Net realized gain on available-for-sale financial assets	422	651
Loss on available-for-sale financial assets	(1,263)	(5,145)
Impairment on available-for-sale financial assets	(6,418)	(12,434)
Impairment on investments in associates	(4,227)	—
Gain - premium on flow-through shares	445	—
Others	(62)	(1,294)
	(12,236)	(20,046)

25. Key management

Key management includes directors (executive and non-executive) and senior executives. In 2013, key management participated in non-brokered private placements by the Company and acquired 66,000 flow-through shares for gross proceeds of $412,500. The flow-through shares were acquired under the same terms and conditions set forth for all subscribers.

The compensation paid or payable to key management for employee services is presented below:

	2013	2012
	$	$
Salaries and short-term employee benefits	5,680	4,766
Share-based compensation	5,675	7,102
	11,355	11,868

In case of a change of control, key management would be entitled to receive termination payments estimated at $25,792,000 as at December 31, 2013.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

26. Earnings per share

	2013	2012
	$	$
Net earnings (loss) attributable to shareholders of Osisko Mining Corporation	(455,103)	90,788

Basic weighted average number of common shares outstanding (in thousands)	437,193	388,577
Dilutive effect of share options	—	2,297
Dilutive effect of warrants	—	—
Dilutive effect of convertible debentures	—	—
Diluted weighted average number of common shares	437,193	390,874

Net earnings (loss) per share
Basic	(1.04)	0.23
Diluted(i)	(1.04)	0.23

(i)                As a result of the loss for the year ended December 31, 2013, diluted loss per share was calculated from the basic weighted average shares outstanding because to do otherwise would be anti-dilutive.

27. Cash flow information

	2013	2012
		(adjusted - note 4)
	$	$
Other non-cash items
Loss (gain) on disposal of property, plant and equipment	(62)	303
Share of loss of associates	1,149	713
Net loss on sale of available-for-sale financial assets	841	4,432
Net loss on financial assets at fair value through profit and loss	1,132	1,824
Deferred gain - premium on flow- through shares	(445)	—
Other	(139)	152
	2,476	7,424

Changes in non-cash working capital items
Decrease in accounts receivable	5,951	7,064
Increase in inventories	(6,537)	(21,466)
Increase in prepaid expenses and other current assets	(12,940)	(12,623)
Increase (decrease) in accounts payable and accrued liabilities	(1,296)	3,428
	(14,822)	(23,597)
Cash and cash equivalents consist of:
Cash	26,149	32,487
Cash equivalents	135,256	60,742
	161,405	93,229

Cash equivalents are composed of guaranteed investment certificates and short-term debt securities having interest rates ranging from 1.0% to 1.1% and maturity dates ranging between January 2014 and March 2014.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

27. Cash flow information (continued)

As at December 31, 2013, accounts payable related to property, plant and equipment amount to $25,173,000 ($19,039,000 as at December 31, 2012).

28. Financial risks

The Company’s activities expose it to a variety of financial risks: market risks (including interest rate risk, foreign currency risk and commodity price risk), credit risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s performance.

Risk management is carried out by a centralized treasury department under policies approved by the Board of Directors. The Board of Directors provides principles for overall risk management, as well as policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment in excess liquidities.

(a) Market risks

(i)       Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate as a result of changes in market interest rates. The Company’s interest rate risk is primarily related to cash and cash equivalents, short-term investments and restricted cash, which bear interest at fixed rates. However, as these investments come to maturity within a short period of time, the impact would likely be not significant.

Other current financial assets and financial liabilities are not exposed to interest rate risk because they are non-interest bearing.

The loans and the debentures bear interest at a fixed rate and are not exposed to interest rate risk. The capital lease obligations are subject to market sensitivity of the LIBOR. For 2013, a fluctuation of 5% of the LIBOR would have no significant impact on the consolidated financial statements.

The Company does not use derivatives to mitigate its exposure to interest rate risk.

(ii)     Foreign exchange risk

The Company is exposed to foreign exchange risk arising from currency exposures, primarily with respect to the US dollar.

Foreign exchange risk can arise from future commercial transactions, mainly from orders of mining assets manufactured outside of Canada and denominated in foreign currencies. As at December 31, 2013, the Company had no significant commitments denominated in foreign currency for the acquisition of mining equipment.

Also, the Company holds balances in cash and cash equivalents, advances to suppliers and other receivables, accounts payable and accrued liabilities, and obligations under finance lease denominated in US dollars and is therefore exposed to gains or losses on foreign exchange. The Company does not use derivatives to mitigate its exposure to foreign currency risk.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

28. Financial risks (continued)

(a) Market risks (continued)

(ii) Foreign exchange risk (continued)

As at December 31, 2013 and 2012, the balances in foreign currencies were as follows:

	December 31,	December 31,
	2013	2012
	US Dollars	US Dollars

Cash and cash equivalents	16,671	23,033
Advance to suppliers and other receivables	51	270
Accounts payable and accrued liabilities	(2,758)	(2,961)
Obligations under capital lease	(83,264)	(98,721)
Net balance	(69,300)	(78,379)
Equivalent in Canadian dollars	(73,707)	(77,980)

Based on the balances as at December 31, 2013, a 5% fluctuation in the exchange rates on that date would have resulted in a variation of approximately $3,687,000 in 2013 ($3,895,000 in 2012) in net loss (net earnings in 2012), before income taxes.

(iii) Commodity price risk

The future profitability of the Company is directly related to the market price of gold. Fluctuations in the gold price could create volatility in the Company’s future cash flows and the future reported amounts for sales and production costs in its consolidated statement of income and comprehensive income, both on a period-to-period basis and compared with operating budgets and forecasts. The Company is not counterparty to any financial instruments exposed to commodity price risks.

(b) Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge its obligation and cause the other party to incur a financial loss. Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents, short-term investments, notes receivable, restricted cash, and advances to suppliers and other receivables. The Company reduces its credit risk by investing its cash and cash equivalents, short-term investments and restricted cash in guaranteed investment certificates, short-term debt securities and bonds issued by Canadian chartered banks and Canadian and provincial governments. Cash equivalents and short-term investments acquired on December 28, 2012 through the acquisition of Queenston (Note 8) comprised of guaranteed investment certificates and short-term debt securities which have been invested with financial institutions other than Canadian chartered banks. Those investments were sold in early 2013, following the acquisition of Queenston. With regards to advances to suppliers and other receivables, a credit analysis is performed on the suppliers assuring the risk to the Company as being minimal.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

28. Financial risks (continued)

(b) Credit risk (continued)

The carrying amount representing the maximum credit exposure of the Company by class of financial assets are as follows:

	December 31,	December 31,
	2013	2012
	$	$

Held to maturity:
Short-term debt securities	77,643	10,835
Bonds deposited as a guarantee for mine rehabilitation costs	46,440	36,252
	124,083	47,087
Loans and receivables
Bank balances and cash on hand	26,149	32,487
Guaranteed investment certificates	60,222	75,937
Advances to suppliers and other receivables	5,306	8,959
Notes receivable	—	31,500
	91,677	148,883

(c) Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet the obligations associated with its financial liabilities. The Company manages the liquidity risk by continuously monitoring actual and projected cash flows, taking into account the requirements related to the Canadian Malartic mine and other mining properties and matching the maturity profile of financial assets and liabilities. The Board of Directors reviews and approves any material transaction out of the ordinary course of business, including proposals on mergers, acquisitions or other major investment or divestitures. The Company also manages liquidity risk through the management of its capital structure and financial leverage as outlined in Note 21. As at December 31, 2013, cash and cash equivalents are invested in guaranteed investment certificates, short-term debt securities and bonds having maturity dates between January 2014 and March 2014. As a result, the Company estimates that with the projected cash flows from operations and the current liquidity position, it has enough funds available to meet its financial liabilities and future financial liabilities from its commitments for the next year.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

28. Financial risks (continued)

(c) Liquidity risk (continued)

The following table summarizes the Company’s financial liabilities as at December 31, 2013 and 2012:

	December 31, 2013
		Between one
	Less than	and three	More than
	one year	years	three years
	$	$	$

Accounts payable and accrued liabilities	78,967	—	—
Long-term debt, including interests	89,677	159,375	128,139
	168,644	159,375	128,139

	December 31, 2012
		Between one
	Less than	and three	More than
	one year	years	three years
	$	$	$

Accounts payable and accrued liabilities	100,931	—	—
Long-term debt, including interests	97,259	271,294	16,883
	198,190	271,294	16,883

Amounts denominated in US dollars or subject to variable interest rates are determined based on the spot rates at the relevant date.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

29. Fair value of financial instruments

The following table provides information about financial assets and liabilities measured at fair value in the consolidated balance sheets and categorized by level according to the significance of the inputs used in making the measurements.

Level 1— Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2— Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3— Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

	December 31, 2013
	Level 1	Level 2	Level 3	Total
	$	$	$	$
Recurring measurements

Financial assets at fair value through profit or loss(i)
Equity securities (warrants)
Publicly traded gold mining exploration companies	—	—	2	2

Available-for-sale financial assets(i)
Equity securities (shares)
Publicly traded gold mining exploration companies	8,996	—	—	8,996

	8,996	—	2	8,998

	December 31, 2012
	Level 1	Level 2	Level 3	Total
	$	$	$	$
Recurring measurements

Financial assets at fair value through profit or loss(i)
Equity securities (warrants)
Publicly traded gold mining exploration companies	—	—	1,135	1,135

Available-for-sale financial assets(i)
Equity securities (shares)
Publicly traded gold mining exploration companies	14,259	—	—	14,259

	14,259	—	1,135	15,394

(i)           On the basis of its analysis of the nature, characteristics and risks of equity securities, the Company has determined that presenting them by industry and type of investment is appropriate.

The Company has no financial liabilities measured at fair value in the consolidated balance sheets as at December 31, 2013 and 2012.

During the year ended 2013, there were no transfers between Level 1, Level 2 and Level 3.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

29. Fair value of financial instruments (continued)

Financial instruments in Level 1

The fair value of financial instruments traded in active markets is based on quoted market prices on a recognized securities exchange at the balance sheet dates. The quoted market price used for financial assets held by the Company is the last transaction price. Instruments included in Level 1 consist primarily of common shares trading on the TSX.

Financial instruments in Level 2

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on the Company’s specific estimates. If all significant inputs required to measure the fair value of an instrument are observable, the instrument is included in Level 2. As at December 31, 2013 and 2012, the Company had no Level 2 financial instruments.

If one or more of the significant inputs are not based on observable market data, the instrument is included in Level 3.

Financial instruments in Level 3

The warrants are not traded on a recognized securities exchange. At each balance sheet date, the fair value of the investments in warrants is determined using the Black-Scholes option pricing model which includes significant inputs not based on observable market data. Therefore, investments in warrants are included in Level 3.

The following table presents the changes in the Level 3 investments (warrants) for the years ended December 31, 2013 and 2012:

	2013	2012
	$	$

Balance - January 1	1,135	2,061
Acquisition through the acquisition of Queenston (Note 8)	—	898
Change in fair value - investments held at the end of the period(1)	(954)	(1,422)
Change in fair value - investments expired(1)	(179)	(402)
Balance - December 31	2	1,135

(1)             Recognized in the consolidated statement of income under other losses.

Financial instruments not measured at fair value on the balance sheet

Financial instruments that are not measured at fair value on the consolidated balance sheets are represented by cash and cash equivalents, advances to suppliers and other receivables, note receivable, accounts payable and accrued liabilities and long-term debt. The fair values of cash and cash equivalents, advances to suppliers and other receivables, note receivable and accounts payable and accrued liabilities approximate their carrying values due to their short-term nature. The fair value of the long-term debt is made at the balance sheet date, based on relevant market information like actual interest rates and interest risk spread and other information about the financial instruments.

The following table presents the carrying amount and the fair value of the long-term debt, categorized as a Level 2, as at December 31, 2013 and 2012:

	December 31, 2013		December 31, 2012
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
	$	$	$	$

Long-term debt	316,951	327,807	337,412	359,073

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

30. Related party transactions

Related party transactions occurred in the normal course of business and were made on terms equivalent to those that prevail in arm’s length transactions. They were recorded at fair value.

In 2013, the Company closed a non-brokered private placement with funds, certain accredited investors, directors, employees and officers and issued 1,416,400 flow-through shares at a price of $6.25 per share for gross proceeds of $8,852,500. The directors, officers and employees have subscribed to the flow-through shares under the same terms and conditions set forth for all subscribers for a total of 77,200 shares for gross proceeds of $482,500.

During the first quarter of 2012, the Company invested $3,000,000 in Braeval Mining Corporation, a mining exploration company of which officers and directors of Osisko Mining Corporation are also investors and/or directors.

During the third quarter of 2012, the Company acquired 3,200,000 additional shares of Bowmore Exploration Inc., an associate, at a price of $0.25 per share for a total cost of $800,000. Certain directors and officers of Osisko are shareholders and/or directors of Bowmore Exploration Inc.

31. Commitments

Lease agreements

The Company is committed to minimum amounts under long-term lease agreements for office space, which expire at the latest in 2016. As at December 31, 2013, minimum commitments remaining under these leases were approximately $1,459,000 over the following years:

$
2014	1,102
2015	286
2016	71
2017	—
1,459

Capital expenditures

As at December 31, 2013, the total purchase commitments for capital expenditures at the Canadian Malartic mine and the Upper Beaver project amount to approximately $11,629,000.

32. Subsequent event

Unsolicited take-over bid by Goldcorp Inc.

On January 13, 2014, Goldcorp. Inc. (“Goldcorp”) announced an unsolicited take-over bid to acquire all of the outstanding common shares of Osisko Mining Corporation in exchange for $2.26 in cash plus 0.146 of a Goldcorp common share (the “Unsolicited take-over bid”). The Unsolicited take-over bid was originally valid until February 19, 2014.

The Board of Directors of Osisko recommended that Osisko shareholders reject Goldcorp’s Unsolicited take-over bid and, on January 29, 2014, filed and mailed to Osisko shareholders the Director’s Circular. As described in the Director’s Circular, the Goldcorp offer is not a permitted bid under the Osisko’s Shareholder Rights Plan. As a result, the Board of Directors, in accordance with the Shareholder Rights Plan, has deferred the rights issuable under Osisko’s Shareholder Rights Plan until such later date as is determined by the Board of Directors.

Osisko Mining Corporation

Notes to Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

32. Subsequent event (continued)

Unsolicited take-over bid by Goldcorp Inc. (continued)

On January 29, 2014, Osisko announced that it has commenced a legal proceeding against Goldcorp in the Québec Superior Court. In the proceeding, Osisko alleged that, in making its Unsolicited take-over bid for Osisko, Goldcorp misused confidential information and otherwise acted in a manner not permitted by the confidentiality agreement between the parties. Osisko also alleged that Goldcorp acted in bad faith and in a manner contrary to applicable law, in actions taken by Goldcorp prior to launching its Unsolicited take-over bid. Accordingly, Osisko sought an order enjoining the Unsolicited take-over bid and further conduct by Goldcorp that Osisko alleges is in breach of the confidentiality agreement.

On February 4, 2014, Goldcorp announced that it would not take up and pay for Osisko shares until Québec Superior Court judgement and extended its Unsolicited take-over bid to March 10, 2014. The Québec Superior Court had scheduled a hearing from March 3, 2014 to March 5, 2014.

On March 3, 2014, Osisko reached an agreement with Goldcorp to settle the proceeding that Osisko had commenced against Goldcorp in the Quebec Superior Court. Pursuant to the settlement, Goldcorp has agreed not to take up and pay for any shares deposited to its Unsolicited take-over bid prior to April 15, 2014. In return, Osisko has agreed to waive the application of its shareholder rights plan on the earlier to occur of April 15, 2014, and the date Osisko enters into any third party transaction, to provide Goldcorp access to due diligence materials beginning on the earlier to occur of April 1, 2014 and the date that Osisko enters into any third party transaction, and to terminate its court proceeding against Goldcorp. The settlement also contemplates that no alternative transaction can be closed prior to April 15, 2014.

In relation with the Unsolicited take-over bid, the Company would be required to pay, on the date of the change of control, termination payments to officers and certain employees, all outstanding share options, restricted and deferred shares units would vest, the loans and convertible debentures may become payable at the discretion of the lenders and FSTQ could elect to convert its remaining loan into common shares.